                           Offer to Purchase for Cash

                     All Outstanding Shares of Common Stock
           (Including the Associated Preferred Stock Purchase Rights)

                                       of
                     CAPCO AUTOMOTIVE PRODUCTS CORPORATION
                                       at
                          $11.00 NET PER SHARE IN CASH
                                       by
                         EATON ACQUISITION CORPORATION
                          a wholly owned subsidiary of
                               EATON CORPORATION

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON MONDAY, APRIL 15, 1996, UNLESS THE OFFER IS EXTENDED.

    THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (1) THERE BEING VALIDLY TENDERED AND NOT PROPERLY WITHDRAWN PRIOR TO THE EXPIRATION DATE OF THE OFFER THAT NUMBER OF SHARES OF COMMON STOCK, PAR VALUE $0.01 PER SHARE (THE "SHARES"), OF CAPCO AUTOMOTIVE PRODUCTS CORPORATION (THE "COMPANY"), WHICH, TOGETHER WITH THE SHARES OWNED BY EATON CORPORATION, CONSTITUTES A MAJORITY OF ALL OUTSTANDING SHARES ON A FULLY DILUTED BASIS ON THE DATE OF PURCHASE, (2) THE RIGHTS (AS DEFINED HEREIN) OF THE COMPANY HAVING BEEN REDEEMED BY THE BOARD OF DIRECTORS OF THE COMPANY OR EATON ACQUISITION CORPORATION (THE "PURCHASER") BEING SATISFIED, IN ITS SOLE DISCRETION, THAT THE RIGHTS HAVE BEEN INVALIDATED OR ARE OTHERWISE INAPPLICABLE TO THE OFFER AND THE MERGER (AS DEFINED HEREIN), (3) THE PURCHASER BEING SATISFIED, IN ITS SOLE DISCRETION, THAT THE PROVISIONS OF CHAPTER 7A ("CHAPTER 7A") OF THE MICHIGAN BUSINESS CORPORATION ACT ("MBCA") ARE INAPPLICABLE TO THE MERGER AND THE ACQUISITION OF SHARES PURSUANT TO THE OFFER, OR THE MERGER HAVING BEEN APPROVED PURSUANT TO CHAPTER 7A AND (4) THE PURCHASER BEING SATISFIED, IN ITS SOLE DISCRETION, THAT THE PROVISIONS OF CHAPTER 7B OF THE MBCA ARE INAPPLICABLE TO THE ACQUISITION OF SHARES PURSUANT TO THE OFFER. THE OFFER IS ALSO SUBJECT TO OTHER TERMS AND CONDITIONS. SEE THE INTRODUCTION AND SECTIONS 1, 14 AND 15.
                            ------------------------

                                   IMPORTANT

    Any shareholder desiring to tender all or any portion of such shareholder's Shares (and the associated Rights) should either (1) complete and sign the Letter of Transmittal (or a facsimile thereof) in accordance with the instructions in the Letter of Transmittal and mail or deliver it (and any other required documents) together with the certificate(s) representing the tendered Shares and, if separate, the certificate(s) representing the associated Rights, to the Depositary or tender such Shares (and Rights, if applicable) pursuant to the procedure for book-entry transfer set forth in Section 2 or (2) request such shareholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such shareholder. A shareholder having Shares and, if applicable, the associated Rights registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if such shareholder desires to tender such Shares and, if applicable, the associated Rights.

    Unless and until the Purchaser declares that the Rights Condition (as defined herein) is satisfied, shareholders will be required to tender one Right for each Share tendered in order to effect a valid tender of such Share. If the Distribution Date (as defined herein) does not occur prior to the Expiration Date (as defined herein), a tender of Shares will also constitute a tender of Rights. If the Distribution Date occurs prior to the Expiration Date, the procedures set forth in Section 2 with respect to the separate delivery of certificates evidencing the Rights must be followed.

    A Shareholder who desires to tender Shares and Rights and whose certificates for such Shares (and Rights, if applicable) are not immediately available or who cannot comply in a timely manner with the procedure for book-entry transfer prior to the expiration of the Offer, may tender such Shares (and Rights, if applicable) by following the procedure for guaranteed delivery set forth in
Section 2.

    Questions and requests for assistance may be directed to the Information Agent or to the Dealer Manager at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other related materials may be obtained from the Information Agent or from brokers, dealers, commercial banks and trust companies.
                            ------------------------
                      The Dealer Manager for the Offer is:

                               SMITH BARNEY INC.

March 19, 1996

                               TABLE OF CONTENTS

                                                                                          PAGE
                                                                                          ----
Introduction..........................................................................       1
The Tender Offer......................................................................       4
    1.  Terms of the Offer............................................................       4
    2.  Procedure for Tendering Shares and Rights.....................................       5
    3.  Withdrawal Rights.............................................................       9
    4.  Acceptance for Payment and Payment............................................      10
    5.  Certain Federal Income Tax Consequences.......................................      11
    6.  Price Range of the Shares; Dividends on the Shares............................      12
    7.  Effect of the Offer on the Market for the Shares; Stock Quotation; Exchange
          Act Registration; Margin Regulations........................................      12
    8.  Certain Information Concerning the Company....................................      13
    9.  Certain Information Concerning the Purchaser and Parent.......................      17
   10.  Source and Amount of Funds....................................................      17
   11.  Contacts and Transactions with the Company; Background of the Offer...........      18
   12.  Purpose of the Offer; the Merger; Plans for the Company.......................      23
   13.  Dividends and Distributions...................................................      25
   14.  Certain Conditions of the Offer...............................................      26
   15.  Certain Legal Matters.........................................................      29
   16.  Fees and Expenses.............................................................      33
   17.  Miscellaneous.................................................................      33
Schedule I -- Directors and Executive Officers of Parent and the Purchaser............     I-1
Schedule II -- Parent Purchases of Shares.............................................    II-1

To the Holders of Common Stock
(including the Associated Preferred
Stock Purchase Rights) of
CAPCO Automotive Products Corporation:

                                  INTRODUCTION

     Eaton Acquisition Corporation, a Delaware corporation (the "Purchaser") and wholly owned subsidiary of Eaton Corporation, an Ohio corporation ("Parent"), hereby offers to purchase all outstanding shares of Common Stock, par value $0.01 per share (the "Shares"), of CAPCO Automotive Products Corporation, a Michigan corporation (the "Company"), together with (unless and until the Purchaser declares that the Rights Condition (as defined below) is satisfied) any associated preferred stock purchase rights (the "Rights") issued pursuant to the Rights Agreement between the Company and Harris Trust and Savings Bank, as Rights Agent (the "Rights Agreement"), at a price of $11.00 per Share (and associated Right), net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements hereto or thereto, collectively constitute the "Offer"). ALL REFERENCES HEREIN TO RIGHTS SHALL BE DEEMED TO INCLUDE ALL BENEFITS THAT MAY INURE TO HOLDERS OF THE RIGHTS PURSUANT TO THE RIGHTS AGREEMENT AND, UNLESS THE CONTEXT OTHERWISE REQUIRES, ALL REFERENCES HEREIN TO SHARES SHALL INCLUDE THE ASSOCIATED RIGHTS.

     Tendering shareholders will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, transfer taxes on the purchase of Shares pursuant to the Offer. The Purchaser will pay all fees and expenses of Smith Barney Inc. ("Smith Barney"), which is acting as Dealer Manager for the Offer (the "Dealer Manager"), Chemical Mellon Shareholder Services L.L.C., which is acting as the Depositary (the "Depositary"), and Georgeson & Company Inc., which is acting as Information Agent for the Offer (the "Information Agent"), incurred in connection with the Offer. See Section 16.

     The purpose of the Offer is to acquire control of, and the entire equity interest in, the Company. The Purchaser currently intends, as soon as practicable following consummation of the Offer, to seek to have the Company consummate a merger or similar business combination (the "Merger") with the Purchaser, pursuant to which each then outstanding Share (other than Shares owned by Parent or any of its wholly owned subsidiaries and Shares held in the treasury of the Company) would be converted into the right to receive cash in the same amount as is received per Share in the Offer, and the Company would become a wholly owned subsidiary of Parent. The Offer, as the first step in the acquisition of the Company, is intended to facilitate the acquisition of all of the Shares.

     On March 13, 1996, Parent delivered a notice to the Company nominating seven individuals for election as directors at the Company's annual meeting of shareholders scheduled for May 14, 1996, who if elected are intended by Parent to constitute the entire board. On March 14, 1996, at the request of Parent, Cede & Co. delivered a similar notice to the Company. Parent intends to solicit proxies from shareholders for the purpose of electing such director candidates nominated by Parent in order to insure that the new Board of Directors will take all such actions necessary or appropriate (subject to such directors' fiduciary duties) to approve and effectuate the consummation of the Offer and Merger, including taking action to execute an agreement and plan of merger and to satisfy the Rights Condition, the Business Combination Condition and the Control Share Condition.

     THIS OFFER TO PURCHASE DOES NOT CONSTITUTE A SOLICITATION OF A PROXY, CONSENT OR AUTHORIZATION FOR OR WITH RESPECT TO THE ANNUAL MEETING OR ANY SPECIAL MEETING OF THE COMPANY'S SHAREHOLDERS OR ANY ACTION IN LIEU THEREOF. ANY SUCH SOLICITATION WHICH PARENT OR THE PURCHASER MAY MAKE WILL BE MADE ONLY PURSUANT TO SEPARATE PROXY MATERIALS COMPLYING WITH THE REQUIREMENTS OF SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, AND THE RULES AND REGULATIONS PROMULGATED THEREUNDER (THE "EXCHANGE ACT").

     Upon consummation of the Offer, assuming the Minimum Tender Condition, the Rights Condition, the Business Combination Condition and the Control Share Condition are satisfied and the other conditions to the

Offer set forth in Section 14 are satisfied or waived, the Purchaser and Parent will own sufficient Shares ultimately to remove and/or replace the Company's Board of Directors and to approve the Merger without the vote of any other shareholder.

     THE OFFER IS SUBJECT TO THE FULFILLMENT OF A NUMBER OF CONDITIONS INCLUDING, WITHOUT LIMITATION, THE FOLLOWING:

     MINIMUM TENDER CONDITION. THE OFFER IS CONDITIONED UPON THERE BEING VALIDLY TENDERED AND NOT PROPERLY WITHDRAWN PRIOR TO THE EXPIRATION DATE (AS DEFINED IN SECTION 1) THAT NUMBER OF SHARES (THE "MINIMUM NUMBER OF SHARES") WHICH, TOGETHER WITH THE SHARES OWNED BY PARENT, CONSTITUTES A MAJORITY OF ALL OUTSTANDING SHARES ON A FULLY DILUTED BASIS ON THE DATE OF PURCHASE, WITHOUT GIVING EFFECT TO ANY DILUTION THAT MIGHT ARISE FROM EXERCISE OF THE RIGHTS (THE "MINIMUM TENDER CONDITION").

     According to the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1995 (the "Company September 1995 10-Q"), as of November 1, 1995, there were 11,061,350 Shares issued and outstanding. According to the Company September 1995 10-Q, as of August, 1995, there were 418,600 Shares issuable upon exercise of outstanding stock options. Based on the foregoing and assuming that no options were granted after August, 1995, there would be 11,479,950 Shares outstanding on a fully diluted basis and 5,739,976 Shares would represent a majority of the Shares outstanding on a fully diluted basis. Parent currently beneficially owns an aggregate of 805,000 Shares, representing approximately 7.0% of the Shares outstanding on a fully diluted basis based on the information provided in the Company September 1995 10-Q and thus, based on the foregoing assumptions, 4,934,976 Shares would be the Minimum Number of Shares. However, the actual Minimum Number of Shares will depend on the facts as they exist on the date of purchase.

     RIGHTS CONDITION. THE OFFER IS CONDITIONED UPON THE RIGHTS HAVING BEEN REDEEMED BY THE BOARD OF DIRECTORS OF THE COMPANY OR THE PURCHASER BEING SATISFIED, IN ITS SOLE DISCRETION, THAT THE RIGHTS HAVE BEEN INVALIDATED OR ARE OTHERWISE INAPPLICABLE TO THE OFFER AND THE MERGER (THE "RIGHTS CONDITION").

     According to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1994 (the "Company 1994 10-K"), in April, 1994, prior to the consummation of the initial public offering of the Shares, the Company adopted the Rights Agreement and declared a dividend of one Right for each outstanding Share. The Company 1994 10-K states that each Right entitles the registered holder thereof to purchase one five-hundredth of a share of Series A Junior Participating Preferred Stock at a purchase price of $77.50, and that the Rights will become operative in the event that certain change in control conditions occur. A more detailed description of the Rights is contained in Section 8.

     The Rights Agreement provides that, until the close of business on the Distribution Date (as defined in Section 8), the Rights will be evidenced by the certificates for Shares. Until the Distribution Date (or earlier redemption or expiration of the Rights), the surrender for transfer of any certificates for Shares will also constitute the surrender for transfer of the Rights associated with the Shares represented by such certificates. The Rights Agreement further provides that, as soon as practicable following the Distribution Date, separate certificates representing the Rights are to be mailed by the Company or the Rights Agent to holders of record of Shares as of the close of business on the Distribution Date.

     The Rights Agreement provides that, at any time prior to the close of business on the earlier of (a) the date that an Acquiring Person (as defined in Section 8) becomes such and (b) the Final Expiration Date (as defined in Section
8), the Board of Directors of the Company may redeem (except as provided in the Rights Agreement) the Rights in whole, but not in part, at a price of $.01 per Right.

     Based on publicly available information, the Purchaser believes that, as of the date hereof, the Rights are not exercisable, certificates for Rights have not been issued and the Rights are evidenced by the certificates for Shares. The Purchaser believes that, as a result of the Purchaser's commencement of the Offer on the date hereof, the Distribution Date may occur as early as April 2, 1996, unless prior to such date the Company's Board of Directors defers the Distribution Date, redeems the Rights or amends the Rights Agreement to make the Rights inapplicable to the Offer and the Merger.

     Unless the Rights Condition is satisfied, shareholders will be required to tender one Right for each Share tendered in order to effect a valid tender of Shares in accordance with the procedures set forth in Section 2. Unless the Distribution Date occurs prior to the Expiration Date, a tender of Shares will also constitute a tender of the associated Rights.

     The Purchaser and Parent believe that under the circumstances of the Offer, and under applicable law, the Board of Directors of the Company has a fiduciary obligation to redeem the Rights (or amend the Rights Agreement to make the Rights inapplicable to the Offer and the Merger), and the Purchaser has requested that the Company's Board of Directors do so. However, there can be no assurance that the Board of Directors of the Company will redeem the Rights (or amend the Rights Agreement). Parent has commenced litigation against the Company and its directors in the United States District Court for the Eastern District of Michigan, Southern Division, seeking, among other things, an order requiring the Board of Directors of the Company to redeem the Rights.

     Redemption of the Rights (or an amendment of the Rights Agreement that the Purchaser is satisfied, in its sole discretion, makes the Rights inapplicable to the Offer and the Merger) would satisfy the Rights Condition.

     BUSINESS COMBINATION CONDITION. THE OFFER IS CONDITIONED UPON THE PURCHASER BEING SATISFIED, IN ITS SOLE DISCRETION, THAT THE PROVISIONS OF CHAPTER 7A ARE INAPPLICABLE TO THE MERGER AND THE ACQUISITION OF SHARES PURSUANT TO THE OFFER, OR THE MERGER HAVING BEEN APPROVED PURSUANT TO CHAPTER 7A (THE "BUSINESS COMBINATION CONDITION"). THE PROVISIONS OF CHAPTER 7A ARE DESCRIBED MORE FULLY IN SECTION 15.

     Chapter 7A provides, in general, that any Business Combination (as defined in Section 15) between a Michigan corporation and an Interested Shareholder (as defined in Section 15) requires, in addition to any other vote required by law or the corporation's articles of incorporation, (i) an advisory statement from the board of directors and (ii) approval by at least 90% of the votes entitled to be cast by each class of the corporation's stock and by at least two-thirds of the votes entitled to be cast by each class of the corporation's stock, excluding the shares beneficially owned by the Interested Shareholder. See
Section 15.

     The Purchaser and Parent believe that Chapter 7A does not apply to the Company because the Company had an Interested Shareholder on the effective date of the chapter. The Company's prospectus dated May 6, 1994 for the initial public offering of the Shares (the "IPO Prospectus") states that the Company has not elected to be subject to Chapter 7A (or Chapter 7B, discussed below) and indicates that the Company's Board of Directors may elect to be subject to such Chapters at any time without further shareholder approval, although the Company has no current intention to do so. Parent has commenced litigation against the Company and its directors in the United States District Court for the Eastern District of Michigan, Southern Division, seeking, among other things, an order that any action by the Board of Directors of the Company to cause the Company to become subject to Chapter 7A would constitute a breach of fiduciary duty to the Company's shareholders and an injunction against enforcement by the defendants of Chapter 7A.

     CONTROL SHARE CONDITION. THE OFFER IS CONDITIONED UPON THE PURCHASER BEING SATISFIED, IN ITS SOLE DISCRETION, THAT THE PROVISIONS OF CHAPTER 7B ARE INAPPLICABLE TO THE ACQUISITION OF SHARES PURSUANT TO THE OFFER (THE "CONTROL SHARE CONDITION"). THE PROVISIONS OF CHAPTER 7B ARE DESCRIBED MORE FULLY IN
SECTION 15.

     Chapter 7B provides, in general, that shares of an Issuing Public Corporation (as defined in Section 15) acquired in a Control Share Acquisition (as defined in Section 15) will not have voting rights unless voting rights for such shares are authorized at an annual or special meeting of shareholders of the Issuing Public Corporation by (i) a majority of the votes cast by holders of shares entitled to vote thereon, and of any class or series entitled to a class or series vote thereon, and (ii) a majority of the votes cast by holders of shares entitled to vote thereon, and of any class or series entitled to a class or series vote thereon, in each case excluding all Interested Shares (as defined in Section 15). Chapter 7B allows a corporation's articles of incorporation or by-laws to provide that Chapter 7B does not apply to prospective Control Share Acquisitions of shares of the corporation. See Section 15.

     The Purchaser and Parent believe that the Company is not an Issuing Public Corporation due to the fact that neither the Company's principal place of business nor its principal office is located in Michigan, nor based on the Company's publicly available information does the Company have substantial assets within Michigan. In addition, the Company's IPO Prospectus states that the Company has not elected to be subject to the provisions of Chapter 7B (or Chapter 7A, discussed above) and indicates that the Company's Board of Directors may elect to be subject to such Chapters at any time without further shareholder approval, although the Company has no current intention to do so. Parent has commenced litigation against the Company and its directors in the United States District Court for the Eastern District of Michigan, Southern Division, seeking, among other things, an order that Chapter 7B does not apply to the Company or that its application to the Company would be unconstitutional, and seeking an injunction against enforcement by the defendants of Chapter 7B.

     Certain other conditions to the Offer are described in Section 14. The Purchaser reserves the right (but shall not be obligated) to waive any or all such conditions. See Sections 1, 8, 14 and 15.

     In the event the Offer is not consummated, Parent and the Purchaser intends to explore all options which may be available to them at such time, which may include without limitation the acquisition of Shares through open market purchases, privately negotiated transactions, another tender offer or exchange offer or otherwise, upon such terms and at such prices as they shall determine, which may be more or less than the price to be paid pursuant to the Offer. Parent and the Purchaser also reserve the right to dispose of Shares.

     THE OFFER TO PURCHASE AND THE LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

                                THE TENDER OFFER

1.  TERMS OF THE OFFER

     Upon the terms and subject to the conditions of the Offer (including if the Offer is extended or amended, the terms and conditions of any such extension or amendment), the Purchaser will accept for payment and pay for all Shares validly tendered prior to the Expiration Date (as defined herein) and not withdrawn in accordance with the procedures set forth in Section 3 on or prior to the Expiration Date. The term "Expiration Date" means 12:00 Midnight, New York City time, on Monday, April 15, 1996, unless and until the Purchaser, in its sole discretion, shall have extended the period of time during which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by the Purchaser, will expire.

     Subject to the applicable rules and regulations of the Commission, the Purchaser reserves the right, in its sole discretion, at any time and from time to time, and regardless of whether or not any of the events or facts set forth in Section 14 hereof shall have occurred, to (a) extend the period of time during which the Offer is open, and thereby delay acceptance for payment of and the payment for any Shares, by giving oral or written notice of such extension to the Depositary and (b) amend the Offer in any other respect by giving oral or written notice of such amendment to the Depositary. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE FOR TENDERED SHARES, WHETHER OR NOT THE PURCHASER EXERCISES ITS RIGHT TO EXTEND THE OFFER.

     If by 12:00 Midnight, New York City time, on Monday, April 15, 1996 (or any date or time then set as the Expiration Date), any or all of the conditions to the Offer have not been satisfied or waived, the Purchaser reserves the right (but shall not be obligated), subject to the applicable rules and regulations of the Securities and Exchange Commission ("Commission"), to (a) terminate the Offer and not accept for payment or pay for any Shares and return all tendered Shares to tendering shareholders, (b) waive all the unsatisfied conditions and accept for payment and pay for all Shares validly tendered prior to the Expiration Date and not theretofore withdrawn, (c) extend the Offer and, subject to the right of shareholders to withdraw Shares until the Expiration Date, retain the Shares that have been tendered during the period or periods for which the Offer is extended or (d) amend the Offer. The rights reserved by the Purchaser in this paragraph are in addition to the Purchaser's rights pursuant to Section 14.

     There can be no assurance that the Purchaser will exercise its right to extend the Offer. Any extension, amendment or termination will be followed as promptly as practicable by a public announcement. In the case of an extension, Rule 14e-1(d) under the Exchange Act requires that the announcement be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date in accordance with the public announcement requirements of Rule 14d-4(c) under the Exchange Act. Subject to applicable law (including Rules 14d-4(c) and 14d-6(d) under the Exchange Act, which require that any material change in the information published, sent or given to shareholders in connection with the Offer be promptly disseminated to shareholders in a manner reasonably designed to inform shareholders of such change), and without limiting the manner in which the Purchaser may choose to make any public announcement, the Purchaser will not have any obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release to the Dow Jones News Service. As used in this Offer to Purchase, "business day" has the meaning set forth in Rule 14d-1 under the Exchange Act.

     If the Purchaser extends the Offer or if the Purchaser is delayed in its acceptance for payment of or payment (whether before or after its acceptance for payment of Shares) for Shares or it is unable to pay for Shares pursuant to the Offer for any reason, then, without prejudice to the Purchaser's rights under the Offer, the Depositary may retain tendered Shares on behalf of the Purchaser, and such Shares may not be withdrawn except to the extent tendering shareholders are entitled to withdrawal rights as described in Section 3. However, the ability of the Purchaser to delay the payment for Shares that the Purchaser has accepted for payment is limited by Rule 14e-1(c) under the Exchange Act, which requires that a bidder pay the consideration offered or return the securities deposited by or on behalf of holders of securities promptly after the termination or withdrawal of such bidder's offer.

     If the Purchaser makes a material change in the terms of the Offer or waives a material condition of the Offer, the Purchaser will disseminate additional tender offer materials and extend the Offer to the extent required by Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act. The minimum period during which an offer must remain open following material changes in the terms of such offer, other than a change in price or a change in the percentage of securities sought, will depend upon the facts and circumstances then existing, including the materiality of the changed terms or information. In the Commission's view, an offer should generally remain open for a minimum of five business days from the date a material change is first published, sent or given to shareholders. With respect to a change in price or, subject to certain limitations, a change in the percentage of securities sought, a minimum period of 10 business days is generally required to allow for adequate dissemination to shareholders. Accordingly, if prior to the Expiration Date, the Purchaser decreases the number of Shares being sought, or increases or decreases the consideration offered pursuant to the Offer, and if the Offer is scheduled to expire at any time earlier than the period ending on the tenth business day from the date that notice of such increase or decrease is first published, sent or given to holders of Shares, the Offer will be extended at least until the expiration of such ten business day period.

     Requests are being made to the Company pursuant to Rule 14d-5 of the Exchange Act and Section 487 of the MBCA for the use of the Company's shareholder lists and security position listings for the purpose of, among other things, disseminating the Offer to holders of Shares and communicating with shareholders regarding proxy solicitations in connection with the upcoming annual meeting. This Offer to Purchase, the related Letter of Transmittal and other relevant materials will be mailed to record holders of Shares, and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the shareholder lists, or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares, by the Purchaser following receipt of such lists or listings from the Company, or by the Company if it so elects.

2.  PROCEDURE FOR TENDERING SHARES AND RIGHTS

     Valid Tender. For a shareholder validly to tender Shares and Rights pursuant to the Offer, either (a) a properly completed and duly executed Letter of Transmittal (or facsimile thereof), together with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message (as defined below), and any other required documents, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date and either certificates for tendered Shares and Rights must be received by the Depositary at one of such addresses or such Shares and Rights must be delivered pursuant to the procedures for book-entry transfer set forth below (and a Book-Entry Confirmation

(as defined below) received by the Depositary), in each case prior to the Expiration Date, or (b) the tendering shareholder must comply with the guaranteed delivery procedures set forth below.

     Unless the Rights Condition is satisfied, shareholders will be required to tender one Right for each Share tendered in order to effect a valid tender of Shares. Accordingly, shareholders who sell their Rights separately from their Shares and do not otherwise acquire Rights may not be able to satisfy the requirements of the Offer for a valid tender of Shares. Unless the Distribution Date occurs, a tender of Shares will also constitute a tender of the associated Rights.

     If the Distribution Date occurs and certificates representing Rights ("Rights Certificates") are distributed by the Company or the Rights Agent to holders of Shares prior to the time a holder's Shares are tendered pursuant to the Offer, in order for Rights (and the corresponding Shares) to be validly tendered, Rights Certificates representing a number of Rights equal to the number of Shares tendered must be delivered to the Depositary or, if available, a Book-Entry Confirmation received by the Depositary with respect thereto. If the Distribution Date occurs and Rights Certificates are not distributed prior to the time Shares are tendered pursuant to the Offer, Rights may be tendered prior to a shareholder receiving Rights Certificates by use of the guaranteed delivery procedure described below. In any case, a tender of Shares constitutes an agreement by the tendering shareholder to deliver Rights Certificates representing a number of Rights equal to the number of Shares tendered pursuant to the Offer to the Depositary within three business days after the date Rights Certificates are distributed. The Purchaser reserves the right to require that the Depositary receive Rights Certificates, or a Book-Entry Confirmation, if available, with respect to such Rights, prior to accepting the related Shares for payment pursuant to the Offer if the Distribution Date occurs prior to the Expiration Date.

     The Depositary will make a request to establish accounts with respect to the Shares at The Depository Trust Company, the Midwest Securities Trust Company and the Philadelphia Depository Trust Company (the "Book-Entry Transfer Facilities") for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in any of the Book-Entry Transfer Facilities' systems may make book-entry delivery of Shares by causing a Book-Entry Transfer Facility to transfer such Shares into the Depositary's account in accordance with such Book-Entry Transfer Facility's procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer into the Depositary's account at a Book-Entry Transfer Facility, the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message, and any other required documents, must, in any case, be transmitted to, and received by, the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or the tendering shareholder must comply with the guaranteed delivery procedures described below.

     If the Distribution Date occurs, the Depositary will also make a request to establish an account with respect to the Rights at each of the Book-Entry Transfer Facilities, but no assurance can be given that book-entry delivery of Rights will be available. If book-entry delivery of Rights is available, the foregoing book-entry transfer procedures will also apply to Rights. If book-entry delivery of Rights is not available and the Distribution Date occurs, a tendering shareholder will be required to tender Rights by means of physical delivery (including with respect to the guaranteed delivery procedures set forth below) to the Depositary of certificates for Rights (in which event references in this Offer to Purchase to Book-Entry Confirmations with respect to Rights will be inapplicable).

     DELIVERY OF DOCUMENTS TO A BOOK-ENTRY TRANSFER FACILITY IN ACCORDANCE WITH SUCH BOOK-ENTRY TRANSFER FACILITY'S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY. The confirmation of a book-entry transfer of Shares or Rights into the Depositary's account at a Book-Entry Transfer Facility as described above is referred to herein as a "Book-Entry Confirmation".

     The term "Agent's Message" means a message transmitted by a Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that such Book-Entry Transfer Facility has received an express acknowledgment from the participant in such Book-Entry Transfer Facility tendering the Shares that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Purchaser may enforce such agreement against the participant.

     THE METHOD OF DELIVERY OF SHARES, RIGHTS, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH ANY BOOK-ENTRY TRANSFER FACILITY, IS AT THE ELECTION AND RISK OF THE TENDERING SHAREHOLDER. SHARES AND RIGHTS WILL BE DEEMED DELIVERED ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY (INCLUDING, IN THE CASE OF A BOOK-ENTRY TRANSFER, BY BOOK-ENTRY CONFIRMATION). IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

     Signature Guarantees. No signature guarantee is required on the Letter of Transmittal (a) if the Letter of Transmittal is signed by the registered holder(s) (which term, for purposes of this Section, includes any participant in any of the Book-Entry Transfer Facilities' systems whose name appears on a security position listing as the owner of the Shares) of Shares and Rights tendered therewith and such registered holder has not completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" on the Letter of Transmittal or (b) if such Shares and Rights are tendered for the account of a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a participant in the Security Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Guarantee Program or the Stock Exchange Medallion Program (an "Eligible Institution"). In all other cases, all signatures on the Letter of Transmittal must be guaranteed by an Eligible Institution. See Instructions 1 and 5 to the Letter of Transmittal. If the certificates for Shares or Rights are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made or certificates for Shares or Rights not tendered or not accepted for payment are to be returned to a person other than the registered holder of the certificates surrendered, the tendered certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered holders or owners appear on the certificates, with the signatures on the certificates or stock powers guaranteed as aforesaid. See Instructions 1 and 5 to the Letter of Transmittal.

     Guaranteed Delivery. If a shareholder desires to tender Shares and Rights pursuant to the Offer and such shareholder's certificates for Shares or Rights are not immediately available (including because Rights Certificates have not yet been distributed by the Rights Agent) or the procedure for book-entry transfer cannot be completed on a timely basis or time will not permit all required documents to reach the Depositary prior to the Expiration Date, such shareholder's tender may be effected if all the following conditions are met:

          (i) such tender is made by or through an Eligible Institution;

          (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by the Purchaser, is received by the Depositary, as provided below, on or prior to the Expiration Date; and

          (iii) the certificates for all tendered Shares and/or Rights, in proper form for transfer (or a Book-Entry Confirmation with respect to all such Shares and/or Rights), together with a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message, and any other required documents are received by the Depositary within (a) in the case of Shares, three trading days after the date of execution of such Notice of Guaranteed Delivery or (b) in the case of Rights, a period ending on the later of (1) three trading days after the date of execution of such Notice of Guaranteed Delivery or (2) three business days (as defined above) after the date certificates for Rights are distributed to shareholders by the Rights Agent. A "trading day" is any day on which the New York Stock Exchange (the "NYSE") is open for business.

     The Notice of Guaranteed Delivery may be delivered by hand to the Depositary or transmitted by telegram, facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution and a representation that the shareholder owns the Shares and, if applicable, Rights tendered within the meaning of, and that the tender of the Shares and, if applicable, Rights effected thereby complies with, Rule 14e-4 under the Exchange Act, each in the form set forth in such Notice of Guaranteed Delivery.

     Notwithstanding any other provision hereof, payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of (a) certificates for (or a timely Book-Entry Confirmation with respect to) such Shares and, if the Distribution Date occurs, Rights Certificates for (or a timely Book-Entry Confirmation, if available, with respect to) the associated Rights, (b) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message, and
(c) any other documents required by the Letter of Transmittal. Accordingly, tendering shareholders may be paid at different times depending upon when certificates for Shares (or Rights) or Book-Entry Confirmations with respect to Shares (or Rights, if available) are actually received by the Depositary. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE OF THE SHARES TO BE PAID BY THE PURCHASER, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

     If the Rights Condition is satisfied, the guaranteed delivery procedures with respect to Rights Certificates and the requirement for the tender of Rights will no longer apply.

     Appointment. By executing a Letter of Transmittal as set forth above, the tendering shareholder irrevocably appoints designees of the Purchaser and each of them as such shareholder's attorneys-in-fact and proxies in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of such shareholder's rights with respect to the Shares and Rights tendered by such shareholder and accepted for payment by the Purchaser and with respect to any and all other Shares, Rights or other securities or rights issued or issuable in respect of such Shares and Rights on or after March 18, 1996. All such powers of attorney and proxies will be considered irrevocable and coupled with an interest in the tendered Shares and Rights. Such appointment will be effective when, and only to the extent that, the Purchaser accepts for payment Shares and Rights tendered by such shareholder as provided herein. Upon such acceptance for payment, all prior powers of attorney, proxies and consents given by such shareholder with respect to such Shares, Rights (and other securities or rights) will, without further action, be revoked and no subsequent powers of attorney, proxies, consents or revocations may be given (and, if given, will not be deemed effective). The designees of the Purchaser will thereby be empowered to exercise all voting and other rights with respect to such Shares, Rights and other securities or rights in respect of any annual, special or adjourned meeting of the Company's shareholders, actions by written consent in lieu of any such meeting or otherwise, as they in their sole discretion deem proper. The Purchaser reserves the right to require that, in order for Shares and Rights to be deemed validly tendered, immediately upon the Purchaser's acceptance for payment of such Shares and Rights, the Purchaser must be able to exercise full voting, consent and other rights with respect to such Shares, Rights and other securities or rights, including voting at any meeting of shareholders.

     Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares or Rights will be determined by the Purchaser in its sole discretion, which determination will be final and binding on all parties. The Purchaser reserves the absolute right to reject any or all tenders determined by it not to be in proper form or the acceptance for payment of or payment for which may, in the opinion of the Purchaser's counsel, be unlawful. The Purchaser also reserves the absolute right to waive any condition of the Offer or any defect or irregularity in the tender of any Shares or Rights of any particular shareholder whether or not similar defects or irregularities are waived in the case of other shareholders. No tender of Shares or Rights will be deemed to have been validly made until all defects or irregularities relating thereto have been cured or waived. None of the Purchaser, Parent, any of their affiliates or assigns, the Depositary, the Information Agent, the Dealer Manager or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. The Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding on all parties.

     Backup Withholding and Substitute Form W-9. In order to avoid "backup withholding" of Federal income tax on payments of cash pursuant to the Offer, a shareholder surrendering Shares in the Offer must, unless an exemption applies, provide the Depositary with such shareholder's correct taxpayer identification number ("TIN") on a Substitute Form W-9 and certify under penalties of perjury that such TIN is correct and that such shareholder is not subject to backup withholding. If a shareholder does not provide such shareholder's correct TIN or fails to provide the certifications described above, the Internal Revenue Service

(the "IRS") may impose a penalty on such shareholder and payment of cash to such shareholder pursuant to the Offer may be subject to backup withholding of 31%. All shareholders surrendering Shares pursuant to the Offer should complete and sign the main signature form and the Substitute Form W-9 included as part of the Letter of Transmittal to provide the information and certification necessary to avoid backup withholding (unless an applicable exemption exists and is proved in a manner satisfactory to the Purchaser and the Depositary). Certain shareholders (including, among others, all corporations and certain foreign individuals and entities) are not subject to backup withholding. Noncorporate foreign shareholders should complete and sign the main signature form and a Form W-8, Certificate of Foreign Status, a copy of which may be obtained from the Depositary, in order to avoid backup withholding. See Instruction 9 to the Letter of Transmittal.

     Other Requirements. The Purchaser's acceptance for payment of Shares and, if applicable, Rights tendered pursuant to any of the procedures described above will constitute a binding agreement between the tendering shareholder and the Purchaser upon the terms and subject to the conditions of the Offer, including the tendering shareholder's representation and warranty that the shareholder is the holder of the Shares (and, if applicable, the Rights) within the meaning of, and that the tender of the Shares and Rights complies with, Rule 14e-4 under the Exchange Act.

3.  WITHDRAWAL RIGHTS

     Except as otherwise provided in this Section 3, tenders of Shares and Rights are irrevocable. Shares and Rights tendered pursuant to the Offer may be withdrawn pursuant to the procedures set forth below at any time prior to the Expiration Date and, unless theretofore accepted for payment and paid for by the Purchaser pursuant to the Offer, may also be withdrawn at any time after May 18, 1996. If the Purchaser extends the Offer, is delayed in its acceptance for payment of Shares and Rights or is unable to purchase Shares and Rights validly tendered pursuant to the Offer for any reason, then without prejudice to the Purchaser's rights under the Offer, the Depositary may nevertheless, on behalf of the Purchaser, retain tendered Shares and Rights and such Shares and Rights may not be withdrawn except to the extent that tendering shareholders are entitled to withdrawal rights as described in this Section 3. Any such delay will be accompanied by an extension of the Offer to the extent required by law. Shares or Rights may not be withdrawn unless the associated Rights or Shares, as the case may be, are also withdrawn. A withdrawal of Shares or Rights will also constitute a withdrawal of the associated Rights or Shares, as the case may be.

     For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase and must specify the name of the person having tendered the Shares and Rights to be withdrawn, the number of Shares and Rights to be withdrawn and the name of the registered holder of the Shares and Rights to be withdrawn, if different from the name of the person who tendered the Shares and Rights. If certificates for Shares or Rights have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and, unless such Shares or Rights have been tendered by an Eligible Institution, the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares or Rights have been tendered pursuant to the procedure for book-entry transfer as set forth in Section 2, any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares or Rights, in which case a notice of withdrawal will be effective if delivered to the Depositary by any method of delivery described in the first sentence of this paragraph.

     All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Purchaser in its sole discretion, which determination will be final and binding. None of the Purchaser, Parent, the Depositary, the Information Agent, the Dealer Manager or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

     Withdrawals of tenders of Shares and Rights may not be rescinded, and any Shares and Rights properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, withdrawn

Shares and Rights may be retendered by again following one of the procedures described in Section 2 at any time on or prior to the Expiration Date.

4.  ACCEPTANCE FOR PAYMENT AND PAYMENT

     Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), the Purchaser will accept for payment and will pay for all Shares validly tendered on or prior to the Expiration Date and not properly withdrawn in accordance with Section 3 promptly after the Expiration Date. All questions as to the satisfaction of such terms and conditions will be determined by the Purchaser in its sole discretion, which determination will be final and binding. See Sections 1 and 14. The Purchaser expressly reserves the right, in its sole discretion, to delay acceptance for payment of or payment for Shares in order to comply in whole or in part with any applicable law, including, without limitation, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations thereunder (the "HSR Act"). Any such delays will be effected in compliance with Rule 14e-1(c) under the Exchange Act (relating to a bidder's obligation to pay for or return tendered securities promptly after the termination or withdrawal of such bidder's offer).

     Parent is filing a Notification and Report Form with respect to the Offer under the HSR Act. The waiting period under the HSR Act with respect to the Offer will expire at 11:59 p.m., New York City time, on the fifteenth calendar day after the date of such filing, unless early termination of the waiting period is granted. However, the Antitrust Division of the Department of Justice (the "Antitrust Division") or the Federal Trade Commission (the "FTC") may extend the waiting period by requesting additional information or documentary material from Parent. If such a request is made, such waiting period will expire at 11:59 p.m., New York City time, on the 10th day after substantial compliance by Parent with such request. Thereafter, the waiting period may only be extended by court order or with the consent of Parent. See Section 15 hereof for additional information concerning the HSR Act and the applicability of the antitrust laws to the Offer.

     In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (a) certificates for (or a timely Book-Entry Confirmation with respect to) such Shares and, if the Distribution Date occurs, Rights Certificates for (or a timely Book-Entry Confirmation, if available, with respect to) the associated Rights, (b) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message, and (c) any other documents required by the Letter of Transmittal. The per Share consideration paid to any shareholder pursuant to the Offer will be the highest per Share consideration paid to any other shareholder pursuant to the Offer.

     For purposes of the Offer, the Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares properly tendered to the Purchaser and not withdrawn as, if and when the Purchaser gives oral or written notice to the Depositary of the Purchaser's acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering shareholders for the purpose of receiving payment from the Purchaser and transmitting payment to tendering shareholders. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE OF THE SHARES TO BE PAID BY THE PURCHASER, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

     If the Purchaser is delayed in its acceptance for payment of or payment for Shares or is unable to accept for payment or pay for Shares pursuant to the Offer for any reason, then, without prejudice to the Purchaser's rights under the Offer (but subject to compliance with Rule 14e-1(c) under the Exchange Act), the Depositary may, nevertheless, on behalf of the Purchaser, retain tendered Shares, and such Shares may not be withdrawn except to the extent tendering shareholders are entitled to exercise, and duly exercise, withdrawal rights as described in Section 3.

     If any tendered Shares are not purchased pursuant to the Offer for any reason, certificates for any such Shares and the associated Rights will be returned, without expense to the tendering shareholder (or, in the case of Shares or Rights delivered by book-entry transfer of such Shares or Rights into the Depositary's account at a Book-Entry Transfer Facility pursuant to the procedure set forth in Section 2, such Shares or Rights will be credited to an account maintained at the appropriate Book-Entry Transfer Facility), as promptly as practicable after the expiration, termination or withdrawal of the Offer.

     The Purchaser reserves the right to transfer or assign, in whole or from time to time in part, to Parent, or to one or more direct or indirect wholly owned subsidiaries of Parent, the right to purchase Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve the Purchaser of its obligations under the Offer and will in no way prejudice the rights of tendering shareholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

5.  CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The receipt of cash pursuant to the Offer or the Merger will be a taxable transaction for Federal income tax purposes under the Internal Revenue Code of 1986, as amended (the "Code"), and may also be a taxable transaction under applicable state, local or foreign income or other tax laws. Generally, for Federal income tax purposes, a tendering shareholder will recognize gain or loss equal to the difference between the amount of cash received by the shareholder pursuant to the Offer or the Merger and the aggregate tax basis in the Shares (together with the Rights) tendered by the shareholder and purchased pursuant to the Offer or converted in the Merger, as the case may be. Gain or loss will be calculated separately for each block (i.e., Shares acquired at the same time in a single transaction) of Shares and Rights tendered and purchased pursuant to the Offer or converted in the Merger, as the case may be.

     If Shares (and associated Rights) are held by a shareholder as capital assets, gain or loss recognized by the shareholder will be capital gain or loss, which will be long-term capital gain or loss if the shareholder's holding period for the Shares (and associated Rights) exceeds one year. Under present law, long-term capital gains recognized by an individual shareholder will generally be taxed at a maximum Federal marginal tax rate of 28%, and long-term capital gains recognized by a corporate shareholder will be taxed at a maximum Federal marginal tax rate of 35%. There is currently pending legislation that if adopted will reduce the maximum Federal marginal tax rate for long-term capital gains to 19.8% for individuals and 28% for corporations.

     A shareholder (other than certain exempt shareholders including, among others, all corporations and certain foreign individuals and entities) that tenders Shares may be subject to 31% backup withholding unless the shareholder provides its TIN and certifies that such number is correct or properly certifies that it is awaiting a TIN, or unless an exemption applies. A shareholder that does not furnish its TIN may be subject to a penalty imposed by the IRS. See
Section 2 ("Procedure For Tendering Shares and Rights -- Backup Withholding and Substitute Form W-9").

     If backup withholding applies to a shareholder, the Depositary is required to withhold 31% from payments to such shareholder. Backup withholding is not an additional tax. Rather, the amount of the backup withholding can be credited against the Federal income tax liability of the person subject to the backup withholding, provided that the required information is given to the IRS. If backup withholding results in an overpayment of tax, a refund can be obtained by the shareholder upon filing an appropriate income tax return.

     THE FOREGOING DISCUSSION MAY NOT BE APPLICABLE WITH RESPECT TO SHARES (AND ASSOCIATED RIGHTS) RECEIVED PURSUANT TO THE EXERCISE OF EMPLOYEE STOCK OPTIONS OR OTHERWISE AS COMPENSATION OR WITH RESPECT TO HOLDERS OF SHARES (AND ASSOCIATED RIGHTS) WHO ARE SUBJECT TO SPECIAL TAX TREATMENT UNDER THE CODE, SUCH AS NON-U.S. PERSONS, LIFE INSURANCE COMPANIES, TAX-EXEMPT ORGANIZATIONS AND FINANCIAL INSTITUTIONS, AND MAY NOT APPLY TO A HOLDER OF SHARES (AND ASSOCIATED RIGHTS) IN LIGHT OF INDIVIDUAL CIRCUMSTANCES. SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO THEM (INCLUDING THE APPLICATION AND EFFECT OF ANY STATE, LOCAL OR FOREIGN INCOME AND OTHER TAX LAWS) OF THE OFFER AND THE MERGER.

6.   PRICE RANGE OF THE SHARES; DIVIDENDS ON THE SHARES

     The Shares are listed and traded on the NYSE under the symbol CAB. The following table sets forth, for each of the periods indicated, the high and low sales prices per Share on the NYSE as reported by the Dow Jones News Service and the amount of cash dividends paid or declared per Share for each quarter based on publicly available sources.

                                                                    MARKET PRICE
                                                                  -----------------
                                                                   HIGH       LOW       DIVIDENDS
                                                                  ------     ------     ---------
FISCAL YEAR ENDED DECEMBER 31, 1994
  Second Quarter................................................  $12.00     $10.25          --
  Third Quarter.................................................   14.25       9.63          --
  Fourth Quarter................................................   14.13      11.25          --
FISCAL YEAR ENDED DECEMBER 31, 1995
  First Quarter.................................................   11.75       6.88         .04
  Second Quarter................................................    9.38       7.25         .04
  Third Quarter.................................................   10.13       7.25         .04
  Fourth Quarter................................................    9.25       6.13         .04
FISCAL YEAR ENDING DECEMBER 31, 1996
  First Quarter (through March 18, 1996)........................   12.50       6.50         .04

     On March 13, 1996, the trading day on which Parent announced after the close of NYSE trading its proposal to acquire the Company for $11.00 per Share in cash, the last reported sales price of the Shares on the NYSE was $7 3/4. On March 18, 1996, the last full trading day before the Offer was commenced, the last reported sales price of the Shares on the NYSE was $12.25 per Share. SHAREHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE SHARES.

     Upon the occurrence of the Distribution Date, the Rights are to detach, and may trade separately, from the Shares. See Section 8. If the Distribution Date occurs and the Rights begin to trade separately from the Shares, shareholders should also obtain current market quotations for the Rights.

7. EFFECT OF THE OFFER ON THE MARKET FOR THE SHARES; STOCK QUOTATION; EXCHANGE ACT REGISTRATION; MARGIN REGULATIONS

     MARKET FOR THE SHARES. The purchase of Shares pursuant to the Offer will reduce the number of holders of Shares and the number of Shares that might otherwise trade publicly and could adversely affect the liquidity and market value of the remaining Shares held by the public.

     STOCK EXCHANGE LISTING. According to the published guidelines of the NYSE, the NYSE will consider delisting the Shares if, among other things, the number of publicly held Shares (exclusive of holdings of officers, directors and their families and other concentrated holdings of 10% or more ("NYSE Excluded Holdings")) should fall below 600,000 or the aggregate market value of publicly held Shares (exclusive of NYSE Excluded Holdings) should fall below $5,000,000. If, as a result of the purchase of Shares pursuant to the Offer or otherwise, the Shares no longer meet the requirements of the NYSE for continued listing and the listing of the Shares is discontinued, the market and price for the Shares could be adversely affected.

     If the NYSE were to delist the Shares, it is possible that the Shares would continue to trade on another securities exchange or in the over-the-counter market and that price or other quotations would be reported by such exchange or through the National Association of Securities Dealers Automated Quotation System ("NASDAQ") or other sources. The extent of the public market therefor and the availability of such quotations would depend, however, upon such factors as the number of shareholders and/or the aggregate market value of such securities remaining at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration under the Exchange Act as described below, and other factors. The Purchaser cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for or marketability of the Shares or whether it would cause future market prices to be greater or less than the price per share to be paid pursuant to the Offer.

     EXCHANGE ACT REGISTRATION. The Shares are currently registered under the Exchange Act. Registration of the Shares under the Exchange Act may be terminated upon application of the Company to the Commission if the Shares are neither listed on a national securities exchange or quoted on NASDAQ nor held by 300 or more holders of record. Termination of registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to its shareholders and to the Commission and would make certain provisions of the Exchange Act no longer applicable to the Company, such as the short-swing profit recovery provisions of Section 16(b) of the Exchange Act, the requirement of furnishing a proxy statement pursuant to
Section 14(a) of the Exchange Act in connection with shareholders' meetings and the related requirement of furnishing an annual report to shareholders and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions. Furthermore, the ability of "affiliates" of the Company and persons holding "restricted securities" of the Company to dispose of such securities pursuant to Rule 144 or 144A promulgated under the Securities Act of 1933, as amended, may be impaired or eliminated. The Purchaser intends to seek to cause the Company to terminate the registration of the Shares under the Exchange Act as soon after the completion of the Offer or the Merger as the requirements for such termination are met.

     Based on publicly available information, the Rights may be registered under the Exchange Act. If the Distribution Date occurs and the Rights separate from the Shares, the foregoing discussion with respect to the effect of the Offer on any such Exchange Act registration would apply to the Rights in a similar manner.

     If registration of the Shares is not terminated prior to the Merger, then the Shares will be delisted from all stock exchanges and the registration of the Shares and Rights under the Exchange Act will be terminated following the consummation of the Merger.

     MARGIN REGULATIONS. The Shares are currently "margin securities" under the regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of the Shares. Depending upon factors similar to those described above regarding listing and market quotations, it is possible that, following the Offer, the Shares would no longer constitute "margin securities" for the purposes of the margin regulations of the Federal Reserve Board and therefore could no longer be used as collateral for loans made by brokers for the purpose of buying, carrying or trading in securities.

8.  CERTAIN INFORMATION CONCERNING THE COMPANY

     The Company is a Michigan corporation with its principal United States offices at 300 S. St. Louis Boulevard, P.O. Box 208, South Bend, Indiana 46624. According to the Company 1994 10-K, the Company's principal line of business is the design, development, manufacture and sale of on-highway manual transmissions for passenger cars, small and light duty and medium duty trucks as well as off-highway transmissions for agricultural tractors and powershift transmissions for construction/industrial equipment.

     Set forth below is certain selected consolidated financial information with respect to the Company and its subsidiaries excerpted from the audited financial information contained in the Company 1994 10-K and the IPO Prospectus and the unaudited interim consolidated financial information contained in the Company September 1995 10-Q. More comprehensive financial information is included in the Company 1994 10-K, the Company September 1995 10-Q and other documents filed by the Company with the Commission, and the following summary is qualified in its entirety by reference to such reports and such other documents and all the financial information (including any related notes) contained therein. Such reports and such other documents should be available for inspection and copies thereof should be obtainable in the manner set forth below under "Available Information".

                     CAPCO AUTOMOTIVE PRODUCTS CORPORATION

                  SELECTED CONSOLIDATED FINANCIAL INFORMATION
                     (in thousands, except per share data)

                                                                               NINE MONTHS ENDED
                                           YEAR ENDED DECEMBER 31,               SEPTEMBER 30,
                                      ----------------------------------     ---------------------
                                        1994         1993         1992         1995         1994
                                      --------     --------     --------     --------     --------
                                                                                  (UNAUDITED)
SUMMARY OF EARNINGS DATA:
  Net sales.........................  $189,111     $184,373     $145,483     $148,006     $138,055
  Operating costs and expenses......   171,336      167,085      134,350      144,601      126,159
  Operating income..................    17,775       17,288       11,133        3,405       11,896
  Pre-tax income....................    19,352       20,701       12,795        6,215       13,005
  Net income........................    12,564       12,450        8,207        4,164        8,278
  Net income per Share..............      1.17         1.22         0.81         0.38         0.78

                                                   AT DECEMBER 31,                     AT
                                     -------------------------------------------  SEPTEMBER 30,
                                         1994            1993           1992          1995
                                     ------------    ------------   ------------  -------------
                                                                                  (UNAUDITED)
BALANCE SHEET DATA:
  Total assets.....................    $118,413        $ 84,706       $ 95,254      $ 139,843
  Long-term liabilities............         422              --             --             --
  Total shareholders' equity.......      92,714          60,752         72,164         95,785

     On February 15, 1996, the Company announced that it had net income of $526,000 and sales of $176.2 million for the year ended December 31, 1995.

     The Rights. Set forth below is a summary description of the publicly available information concerning the Rights.

     According to the IPO Prospectus, in April 1994, the Company adopted the Rights Agreement and declared a dividend of one Right for each outstanding share of Common Stock. Each Right entitles the registered holder to purchase from the Company a unit consisting of one five-hundredth of a share (the "Unit") of Series A Junior Participating Preferred Stock, $0.01 par value per share (the "Preferred Stock"), at a purchase price of $77.50 per Unit, subject to adjustment (the "Purchase Price"). On the effective date of the Rights Agreement, the holder of each outstanding Share received one Right. As long as the Rights are attached to the Shares, the Company will issue one Right for each Share issued between the record date for the initial distribution of the Rights (the "Record Date") and the Distribution Date so that all such Shares will have attached Rights.

     Initially, Rights are attached to all certificates representing Shares ("Share Certificates") outstanding and no separate Right Certificates are distributed. The Rights will separate from the Shares and a "Distribution Date" for the Rights will occur upon the earlier of (i) the 10th day after the public announcement (the date of such public announcement being referred to as, the "Stock Acquisition Date") that a person or group of affiliated or associated persons (other than the Company, any subsidiary of the Company, any employee benefit plan of the Company or any of its subsidiaries or any of the specified exempt persons) has acquired beneficial ownership of 20% or more of the outstanding Shares (an "Acquiring

Person") and (ii) the 10th business day after (or such later date as may be determined by the Company's Board) the commencement of a tender offer or exchange offer that would result in a person beneficially owning 20% or more of the outstanding Shares.

     Until the Distribution Date, the Rights will be evidenced by Share Certificates and will be transferred with and only with Share Certificates. New Share Certificates issued upon transfer or new issuances of Shares after the Record Date until the Distribution Date will contain a notation incorporating the Rights Agreement by reference. Until the Distribution Date, the surrender for transfer of any Share Certificate will also constitute the transfer of the Rights associated with the Shares represented by such Share Certificate.

     The Rights are not exercisable until the Distribution Date and will expire on the close of business on the tenth anniversary of the Rights Agreement, unless earlier redeemed by the Company as described below. As soon as practicable following the Distribution Date, separate Rights Certificates will be mailed to holders of record of the Shares as of the close of business on the Distribution Date. As of and after the Distribution Date, such separate Rights Certificates alone will evidence the Rights. All Shares issued prior to the Distribution Date will be issued with Rights.

     In the event that a person becomes an Acquiring Person (the "Flip-In Event"), each holder of a Right will thereafter have the right to purchase, upon exercise thereof, Shares which have a market value of two times the Purchase Price, or at the permission of the Company, to surrender such Rights in exchange for Shares having a market value of half of the Purchase Price. However, the Flip-In Event will not be triggered if the acquisition of Shares which would cause an Acquiring Person to become such is pursuant to a tender or exchange offer for all outstanding Shares at a price and on terms which, after receiving advice from one or more investment banking firms, a majority of the non-officer directors of the Company who are not affiliated with an Acquiring Person determines to be fair to its shareholders and otherwise in the best interests of the Company and its shareholders. Notwithstanding the foregoing, pursuant to the Rights Agreement, following the occurrence of a Flip-In Event, all Rights that are or were beneficially owned by or transferred to any Acquiring Person will be null and void.

     In the event that, at any time following the Stock Acquisition Date, the Company is involved in a merger or other business combination transaction in which it is not the continuing or surviving corporation, or if the Company is the surviving entity and all or part of the Common Stock is exchanged for stock or other securities of another entity or for cash, or 50% or more of the Company's assets or earning power is sold or transferred, each holder of a Right (except Rights that previously have been voided as set forth above) will thereafter have the right to receive, upon the exercise thereof at the Purchase Price, common stock of the acquiring company which has a value of two times the Purchase Price (the "Flip-Over").

     The Purchase Price payable and the number of Units, Shares or other securities or property issuable upon exercise of the Rights are subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on or a subdivision, combination or reclassification of the Preferred Stock, (ii) upon the grant to holders of the Preferred Stock of certain rights or warrants to subscribe for Preferred Stock or convertible securities at less than the current market price of the Preferred Stock or (iii) upon the distribution to holders of the Preferred Stock of evidences of indebtedness or assets (excluding dividends payable in Preferred Stock) or cash (excluding regular quarterly cash dividends) or of subscription rights or warrants (other than those referred to above).

     With certain exceptions, no adjustment in the Purchase Price will be required until cumulative adjustments require an adjustment of at least 1% in the Purchase Price. No fractional Units will be issued and, in lieu thereof, an adjustment in cash will be made based on the market price of the Preferred Stock on the last trading date prior to the date of issuance of the Rights.

     At any time prior to the Stock Acquisition Date, the Company may redeem the Rights in whole but not in part at a price (the "Redemption Price") of $0.01 per Right, subject to adjustment. The concurrence of a majority of the Continuing Directors (as defined below) is required to redeem the Rights if authorization for such redemption occurs (i) on or after a time a person becomes an Acquiring Person or (ii) on or after the date of a change (resulting from a proxy or consent solicitation) in a majority of the directors in office at the commencement of such solicitation if any person who is a participant in such solicitation, or any of its affiliates or associates, is or might become an Acquiring Person or which would cause a Flip-In Event or a Flip-Over unless, concurrent with such solicitation, such person (or one or more of its affiliates or associates) is making a cash tender offer for all Shares not beneficially owned by such person (or by its affiliates and associates) (the "Cash Tender Offer Exception"). The term "Continuing Director" means any member of the Company's Board of Directors who was a member of the Board prior to the date of the Rights Agreement or has been subsequently elected to the Board if such person was recommended or approved by a majority of the Continuing Directors, but does not include an Acquiring Person, any affiliate or associate thereof or any representative of any of the foregoing persons. Because the Purchaser is making a cash tender offer for all outstanding Shares, it believes that the Cash Tender Offer Exception applies to the Offer and thus the redemption of the Rights following the election of its nominees to the Board of Directors of the Company will not require the concurrence of a majority of the Continuing Directors.

     Immediately upon the action of the Board of Directors of the Company ordering redemption of the Rights, the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price.

     Until a Right is exercised, it will not entitle the holder thereof to any rights as a shareholder of the Company, including without limitation the right to vote or to receive dividends.

     Other than those provisions relating to the principal economic terms of the Rights and other than amendments which would adversely affect certain Exempt Persons (as defined in the Rights Agreement), any of the provisions of the Rights Agreement may be amended by the Board of Directors of the Company prior to the Distribution Date. After the Distribution Date, the provisions of the Rights Agreement may be amended by the Board (in certain circumstances, with the concurrence of the Continuing Directors) in order to cure any ambiguity, to make changes that do not adversely affect the interests of holders of Rights (other than an Acquiring Person), or to shorten or lengthen any time period under the Rights Agreement; provided, however, that no amendment to adjust the time period governing redemption shall be made at such time as the Rights are not redeemable.

     The Purchaser believes that, as a result of the commencement of the Offer on the date hereof, the Distribution Date may occur as early as April 2, 1996, unless prior to such date the Company's Board of Directors defers the Distribution Date, redeems the Rights or amends the Rights Agreement to make the Rights inapplicable to the Offer and the Merger.

     The foregoing summary of the Rights Agreement does not purport to be complete and is qualified in its entirety by reference to the Rights Agreement. The Rights Agreement should be available for inspection and copies thereof should be obtainable in the manner set forth below under "Available Information".

     PURSUANT TO THE RIGHTS CONDITION, THE OFFER IS CONDITIONED UPON THE RIGHTS HAVING BEEN REDEEMED BY THE BOARD OF DIRECTORS OF THE COMPANY OR THE PURCHASER BEING SATISFIED, IN ITS SOLE DISCRETION, THAT THE RIGHTS HAVE BEEN INVALIDATED OR ARE OTHERWISE INAPPLICABLE TO THE OFFER AND THE MERGER.

     Unless the Rights Condition is satisfied, shareholders will be required to tender one Right for each Share tendered in order to effect a valid tender of Shares in accordance with the procedures set forth in Section 2. Unless the Distribution Date occurs, a tender of Shares will also constitute a tender of the associated Rights.

     The Purchaser and Parent believe that under the circumstances of the Offer, and under applicable law, the Board of Directors of the Company has a fiduciary obligation to redeem the Rights (or amend the Rights Agreement to make the Rights inapplicable to the Offer and the Merger), and the Purchaser is hereby requesting that the Company's Board of Directors do so. However, there can be no assurance that the Board of Directors of the Company will redeem the Rights (or amend the Rights Agreement). Parent has commenced litigation against the Company and its directors in the United States District Court for the Eastern District of Michigan, Southern Division, seeking, among other things, a declaration that defendants have breached their fiduciary duties by rejecting Parent's acquisition proposals and maintaining the Rights Agreement in place in response to Parent's $11.00 merger proposal (see Section 11) and an order requiring the Board of Directors of the Company to redeem the Rights.

     Redemption of the Rights (or an amendment of the Rights Agreement that makes the Rights inapplicable to the Offer and the Merger) would satisfy the Rights Condition.

     Available Information. The Company is subject to the informational requirements of the Exchange Act and, in accordance therewith, is required to file reports relating to its business, financial condition and other matters. Information as of particular dates concerning the Company's directors and officers, their remuneration, stock options and other matters, the principal holders of the Company's securities and any material interest of such persons in transactions with the Company is required to be disclosed in proxy statements distributed to the Company's shareholders and filed with the Commission. Such reports, proxy statements and other information should be available for inspection at the public reference facilities of the Commission at 450 Fifth Street, N.W., Washington, DC 20549, and at the regional offices of the Commission located at Seven World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 500 West Madison Street (Suite 1400), Chicago, Illinois 60661. Copies of such information should be obtainable, by mail, upon payment of the Commission's customary charges, by writing to the Commission's principal office at 450 Fifth Street, N.W., Washington, DC 20549. Such material should also be available for inspection at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

     The information concerning the Company contained herein has been taken from or based upon publicly available documents on file with the Commission and other publicly available information. Although the Purchaser and Parent do not have any knowledge that any such information is untrue, neither the Purchaser nor Parent takes any responsibility for the accuracy or completeness of such information or for any failure by the Company to disclose events that may have occurred and may affect the significance or accuracy of any such information.

9.  CERTAIN INFORMATION CONCERNING THE PURCHASER AND PARENT

     The Purchaser, a Delaware corporation which is a wholly owned subsidiary of Parent, was organized to acquire the Company and has not conducted any unrelated activities since its organization. The principal office of the Purchaser is located at the principal office of Parent.

     Parent is a global manufacturer of highly engineered products which serve vehicle, industrial, construction, commercial and aerospace markets. Principal products include truck transmissions and axles, engine components, hydraulic products, electrical power distribution and control equipment, ion implanters and a wide variety of controls. Parent is an Ohio corporation with its principal office located at Eaton Center, 1111 Superior Avenue, Cleveland, Ohio 44114.

     AVAILABLE INFORMATION. Parent is subject to the informational requirements of the Exchange Act and, in accordance therewith, files reports relating to its business, financial condition and other matters. Information, as of particular dates, concerning Parent's directors and officers, their remuneration, stock options and other matters, the principal holders of Parent's securities and any material interest of such persons in transactions with Parent is required to be disclosed in proxy statements distributed to Parent's shareholders and filed with the Commission. Such reports, proxy statements and other information should be available for inspection at the Commission and copies thereof should be obtainable from the Commission in the same manner as is set forth with respect to the Company in Section 8. Such material should also be available for inspection at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

10.  SOURCE AND AMOUNT OF FUNDS

     The total amount of funds required to purchase pursuant to the Offer the number of Shares that are outstanding (other than the Shares which are owned by Parent) and to pay fees and expenses related to the Offer are estimated to be approximately $115 million. The Purchaser plans to obtain all funds needed for the Offer through a capital contribution, which will be made by Parent to the Purchaser at the time Shares tendered pursuant to the Offer are accepted for payment. Parent plans to use funds it has available in its cash accounts and from the sale of commercial paper. The Purchaser has not conditioned the Offer on obtaining financing.

11.  CONTACTS AND TRANSACTIONS WITH THE COMPANY; BACKGROUND
     OF THE OFFER

     In 1987, Parent acquired certain United States based business and related assets from the Company and entered into a long term manufacturing agreement (the "Manufacturing Agreement") with the Company. Under the terms of the Manufacturing Agreement the Company agreed to supply Parent with its worldwide requirements for certain manual transmissions for medium duty trucks for a minimum term of ten years. As part of this arrangement, (i) Clark Equipment Company (which was then the Company's parent company) ("Clark") and the Company sold to Parent all of the technical rights and tooling designs for the medium duty truck transmissions then being produced by the Company including the related service parts ("Manufactured Products"), (ii) the Company agreed to supply Parent with Parent's worldwide requirements for the Manufactured Products, (iii) Parent agreed to license to the Company the technical rights and tooling designs for the Manufactured Products for the duration of the Manufacturing Agreement, (iv) for the duration of the Manufacturing Agreement (and for three years after the termination of the Manufacturing Agreement if termination is the result of a breach by the Company), the Company agreed not to design, manufacture or sell manual transmissions for medium duty trucks that compete with the Manufactured Products, and (v) the Company agreed to assist Parent with the marketing of the Manufactured Products in Brazil, in return for which Parent agreed to pay the Company a commission of two percent of the net sales price for the Manufactured Products sold in Brazil. That commission has since been reduced to 1.5%.

     The Manufacturing Agreement provides that it may be terminated by either party upon three-years' prior written notice. In February 1994, the Company and Parent executed an amendment to the Manufacturing Agreement which provides, among other things, that the earliest possible notice date would be March 1997 and the earliest possible termination date would be March 2000. The Manufacturing Agreement may also be terminated upon a default by any party or upon the occurrence of certain bankruptcy, force majeure and government expropriation events. The Company's right to use the technical rights and tooling designs for the Manufactured Products will cease at the time the Manufacturing Agreement is terminated. Upon termination of the Manufacturing Agreement by Parent upon such three-years' notice or as a result of certain events relating to Parent, the Company will have the right to cause Parent to purchase the equipment owned and used by the Company solely to manufacture the Manufactured Products. If the Company exercises this right, Parent will be required to purchase such equipment at the lesser of the book value and the fair market value of the equipment. Upon termination of the Manufacturing Agreement by the Company upon such three years' notice or as a result of certain events relating to the Company, Parent will have the right (but not the obligation) to purchase such equipment at a purchase price equal to the book value of the equipment.

     As a result of the contractual arrangements between the Parent and the Company described above, the Parent has made payments to the Company during the past three years as follows: 1995 -- $77.6 million, 1994 -- $73.2 million and 1993 -- $58.1 million. The amount of the payments proposed to be made in 1996 by Parent and its subsidiaries to the Company and its subsidiaries will depend upon business conditions, will be made for products provided pursuant to the Manufacturing Agreement and for assistance with marketing efforts in Brazil as described above, and should be slightly less than in 1995. As a result of purchases of products and services by Parent and its subsidiaries from the Company and its subsidiaries in the ordinary course of business pursuant to the arrangements described above, Parent and its subsidiaries have been indebted to the Company and its subsidiaries in varying amounts. This indebtedness is subject to usual trade terms, and, except for a small portion (estimated to be about $400,000) of the Brazilian indebtedness which bears interest at the rate of 1.5% per month, does not bear interest. The maximum amount of this indebtedness at any time since the beginning of 1995 was approximately $4,379,000 in Brazil and approximately $4,556,000 in the United States. The amount of this indebtedness as of the most recent practical date was approximately $2.3 million in Brazil and $3.74 million in the United States.

     Prior to becoming a public company in 1994 pursuant to an initial public offering, the Company was a wholly owned subsidiary of Clark. In 1993, Clark approached Parent to determine its interest in acquiring the Company. At that time, Parent had a right of first refusal to purchase the common equity of the Company (as well as quotas of Equipamentos Clark Ltda., a Brazilian subsidiary of Clark). At that time Parent decided it did not wish to pursue an acquisition of the Company on the terms offered by Clark and so informed Clark.

     In November 1995, a senior executive of Parent contacted F. Edmir Bertolaccini, Chairman and Chief Executive Officer of the Company, to schedule a meeting for the purpose of discussing the possibility of Parent acquiring the Company. The meeting was scheduled for early December. The Company's legal and financial advisors then contacted Parent and requested that Parent and the Company enter into a confidentiality and standstill agreement as a prerequisite to the acquisition discussions. Parent and the Company were not able to reach an agreement with respect to the standstill provisions, which would have restricted Parent's ability to make an unsolicited offer for the Company for a period of three years. Although Parent was willing to accept standstill provisions, the Company refused to agree to Parent's request for 20 days' advance notice and waiver of those provisions if the Company took certain actions indicating that the Board of Directors of the Company was proceeding to sell the Company to a purchaser other than Parent. As a result the confidentiality and standstill agreement was not entered into and the scheduled meeting did not occur.

     In early December 1995, two senior executives of Parent contacted Mr. Bertolaccini. During the course of that conversation, the Parent executives and Mr. Bertolaccini expressed disappointment that the scheduled meeting had not occurred and agreed that representatives of Parent should visit the Company's plant in Brazil and meet with the Company's operational management. In January 1996, representatives of Parent visited the Company's plant in Brazil and met with members of the Company's management team and discussed various aspects of the Company's business.

     In late January 1996, a senior executive of Parent contacted Mr. Bertolaccini to schedule a meeting in the United States for the purpose of making an acquisition proposal to the Company. During the meeting, which took place on February 3, 1996 in Orlando, Florida, Mr. Bertolaccini and the Parent executive discussed various terms regarding the possible acquisition, including the developments in the worldwide motor vehicle industry which made an acquisition by Parent desirable and the importance of retaining the Company's management following such an acquisition. The Parent executive indicated that Parent was prepared to offer $10 per Share in cash for all Shares of the Company and also indicated that Parent was prepared to consider improving the terms of its proposal once negotiations were commenced. The Parent executive requested that Mr. Bertolaccini present the proposal to the Company's Board of Directors. Mr. Bertolaccini indicated that the Company's Board of Directors was unlikely to accept an offer at that price, but that he would nevertheless present the proposal to the Company's Board as requested.

     On February 14, 1996, representatives of the Company's legal and financial advisors telephoned the Parent executive who had met with Mr. Bertolaccini and indicated that the Company's Board of Directors was disappointed with the progress of the discussions and that the $10 per Share offer price was not a basis for further discussions. Also on February 14, 1996, two senior executives of Parent telephoned Mr. Bertolaccini to express disappointment with respect to the telephone call one of them had received that day from representatives of the Company's legal and financial advisors.

     On February 28, 1996, two senior executives of Parent telephoned Mr. Bertolaccini and again expressed Parent's interest in negotiating an acquisition of the Company by Parent at $10 per Share, informed Mr. Bertolaccini that Parent's board of directors had authorized such transaction at a meeting held earlier that day and requested that Parent's proposal be presented to the Company's Board. Mr. Bertolaccini indicated that he would present the proposal to the Company's Board as requested.

     On March 8, 1996, a representative of the Company's financial advisor telephoned a representative of Parent's financial advisor and stated that the Board of Directors of the Company had met and had determined to reject pursuing an acquisition by Parent at $10 per Share, and had determined that the Company was not for sale and that acquisition discussions should cease.

     On March 13, 1996, Parent sent the following letter (the "March 13 Letter") to the Company and Parent also issued a press release publicly disclosing such letter:

     March 13, 1996

     Mr. F. Edmir Bertolaccini
     Chairman and Chief Executive Officer
     CAPCO Automotive Products Corporation
     Rua Clark, 2061
     P.O. Box 304
     13279-400 Valinhos
     Sao Paulo, Brazil

     Dear Mr. Bertolaccini:

          As you are aware, we have expressed to you on a number of occasions over the past several months Eaton Corporation's strong interest in acquiring CAPCO Automotive Products Corporation. The logic of such a business combination is compelling.

          First, Eaton and CAPCO present an excellent business fit from the standpoint of product lines, manufacturing capability, geographic coverage, and developments in the worldwide motor vehicle industry. Vehicle manufacturers are increasingly seeking Tier 1 suppliers capable of partnering with the OEMs to provide products and services on a worldwide basis. Even suppliers such as CAPCO, with your excellent regional manufacturing base and talented management, will be at a serious and increasing disadvantage as the trend to global consolidation continues. Combined with Eaton, however, CAPCO would have access to the resources, scale and global automotive presence necessary to succeed in an era of increasingly pervasive global competition. Together, we could realize significant opportunities for expansion within Brazil, in the rest of the Mercosul trade area, and throughout the world.

          Second, our companies have had a long history of working together successfully. CAPCO's sales to Eaton as contract manufacturer of medium duty mechanical transmissions under our sales and technology licensing arrangements represent approximately 40% of CAPCO's revenues. CAPCO has been an excellent supplier to Eaton and, we trust, it has been a successful relationship for you as well. The relationship has been well-suited to address the marketplace of the past ten years.

          Moving forward, Eaton believes there are significant advantages to our having control of all of the elements required for competitive success in this important product line. We believe that the best approach to take full advantage of the new opportunities for the business in the industrializing world is to combine our technological and manufacturing capabilities and focus our joint resources on the worldwide market potential.

          Third, Eaton and CAPCO are an extraordinarily good fit from the perspectives of management and business philosophy. We share a common heritage of operating excellence. Your management has performed extremely well in meeting the varied and difficult challenges facing your business -- whether due to the cyclicality of the automotive business, the special circumstances of operating in Brazil, or the loss of revenues associated with cessation of Chevette production. You and your management team have shown resourcefulness and creativity in meeting these and other challenges, and have compiled a track record of performance of which you can be justifiably proud. As we have tried to make clear, the quality of CAPCO's management and employees is a major part of Eaton's interest in the company.

          Our sales in Brazil last year reached about $200 million. Brazil is a market of strategic importance to Eaton, both as a production source to satisfy worldwide demand and as a growing market for our products. Together, sales of Eaton and CAPCO this year could reach well over $300 million. Combined, our businesses would provide an extraordinary foundation for profitable growth in Brazil and Latin America.

          As you know, Eaton strongly desires to complete a negotiated merger with CAPCO. Such a merger will provide great benefits for both of our businesses, our employees, our customers and suppliers, and the communities that we serve.

          Therefore, I am making the following proposal which has been approved by the Board of Directors of Eaton and is hereby submitted to the Board of Directors of CAPCO.

        1 - PRICE. We propose to acquire CAPCO in a transaction in which all shareholders will receive $11 per share in cash. We believe that $11 per share is a compelling price, representing about a 55% premium above the average closing price of the past 30 trading days. It fairly reflects the benefits we envision from the combination of our businesses, and will be financed from available internal cash sources. The transaction we are proposing has no significant contingencies and can be completed very quickly.

        2 - CONTINUITY OF MANAGEMENT. We propose to offer all of CAPCO's management the opportunity to continue in their current positions, consistent with the discussions between our companies.

          We strongly desire the support of CAPCO's management in this matter and hope that our proposal will receive the prompt approval of CAPCO's Board of Directors. Of course, we would expect CAPCO to remain exempt from Michigan's anti-takeover statutes and to render its "Shareholder Rights Plan" inapplicable to this transaction.

          After several months of cordial discussions concerning a negotiated acquisition, we are extremely disappointed by the recent refusal of your Board to allow Eaton to continue these discussions with you. This is particularly so in light of our repeatedly expressed willingness to negotiate terms of a business combination which are mutually beneficial to your shareholders and ours.

          Thus, we have been left without any reasonable option other than to proceed as we are now doing. Accordingly, we are today announcing our proposal publicly so that all shareholders of CAPCO are made aware of it. In addition, we will shortly be providing you notice nominating a full slate for election as CAPCO directors at CAPCO's May 14, 1996 annual meeting of shareholders. You should also know that Eaton now owns approximately 7.3% of the outstanding common stock of CAPCO Automotive Products Corporation. While we would very much prefer to negotiate a merger supported by your Board, we reserve the right to go directly to your shareholders with a cash offer for CAPCO.

          Our objective is to work with you in a professional and constructive manner to complete this transaction so that its full potential can be realized and the best interests of all of our shareholders can be served. I am available to discuss these important matters with you at any time. Clearly, this situation has the highest priority for all of us at Eaton, and we look forward to hearing from you soon.

     Sincerely,

     /s/ Stephen R. Hardis
       Stephen R. Hardis
       Chairman and Chief Executive Officer

     xc: Board of Directors of CAPCO
       Automotive Products Corporation

     Also on March 13, 1996, a senior executive of Parent telephoned Mr. Bertolaccini to inform him of Parent's proposal.

     On March 13, 1996, Parent commenced litigation against the Company and its directors in the federal district court in the Eastern District of Michigan in connection with Parent's proposal set forth in the March 13 Letter. Parent's litigation seeks both declaratory and injunctive relief. Parent's complaint seeks to require the Company to redeem the Rights and to prevent the Company from changing the May 14, 1996 date for its annual meeting of shareholders or the March 20 record date for that meeting, and requests the court to declare that the Company is not subject to the provisions of certain Michigan anti-takeover statutes. The Parent complaint also seeks to prevent the Company from acting to become covered by these statutes. Copies of the Parent press release issued on March 14, 1996 announcing the filing of the complaint and the complaint filed by Parent and are attached as Exhibits (a)(8) and (g), respectively, to the Schedule 14D-1 to which this Offer to Purchase is attached as an exhibit and are incorporated herein by reference. The foregoing description of the litigation and the press release is qualified in its entirety by reference to Exhibits (a)(8) and (g) to the Schedule 14D-1 to which this Offer to Purchase is attached as an exhibit.

     On March 13, 1996, Parent delivered a notice to the Company nominating seven individuals for election as directors at the Company's annual meeting of shareholders scheduled for May 14, 1996. On March 14, 1996, Cede & Co., at the request of Parent, delivered a similar notice to the Company (the Parent notice and the Cede & Co. notice, collectively, the "Nomination Notices"). In the Nomination Notices, Parent stated that all of its nominees were committed to supporting the proposal made by Parent to acquire the Company in a transaction pursuant to which the Company's shareholders will receive $11.00 per share in cash. Following the filing of preliminary solicitation materials with the Commission, Parent intends to solicit proxies from the Company's shareholders for the purpose of electing to the Board of Directors of the Company the director candidates nominated by Parent in order to insure that the Company's Board of Directors will take all such actions necessary or appropriate (subject to such directors' fiduciary duties) to approve and effectuate the consummation of a business combination between Parent and the Company, including, among other things, taking action to execute an agreement and plan of merger.

     On March 14, 1996, Parent's Chairman and Chief Executive Officer telephoned Mr. Bertolaccini, and during the course of such call he referred to the proposal set forth in the March 13 Letter and expressed Parent's preference for a friendly negotiated acquisition of the Company. Mr. Bertolaccini expressed the belief that the present was not the best time to sell the Company in light of his view of the Company's future prospects.

     On March 14, 1996, the Company issued a press release, the text of which is as follows:

          South Bend, IN. - March 14, 1996 - CAPCO Automotive Products Corporation (CAB) announced today that its Board of Directors will meet late next week to consider the proposal to acquire the company made by Eaton Corporation in the March 13th letter from Eaton's Chairman to Mr. Bertolaccini. CS First Boston has been retained by CAPCO to review the proposal. Harold Bowman, a member of the Board and Chairman of CAPCO's Governance Committee (a committee of independent directors) stated, "We understand why the proposal is attractive to Eaton. It appears Eaton is acting opportunistically to acquire CAPCO while the Brazilian market is in a temporary downturn and the Company is in a period of transition."

     On March 18, 1996, Parent announced that it would be commencing the Offer. In addition, Parent also said that it intends to acquire in the Merger any Shares not purchased in the Offer. A copy of the press release issued by Parent is attached as Exhibit (a)(9) to the Schedule 14D-1 to which this Offer to Purchase is attached as an exhibit and is incorporated herein by reference. Also on March 18, 1996, concurrently with the issuance of Parent's announcement, a senior executive of Parent contacted Mr. Bertolaccini to apprise him of the announcement.

     On March 19, 1996, the Purchaser commenced the Offer. Also on that date Parent sent a letter to the Company requesting that the Board make the Rights inapplicable to the Offer and sent separate letters requesting the Company's shareholder list and security position listings and other information pursuant to the federal securities laws and Michigan law.

     Parent currently beneficially owns an aggregate of 805,000 Shares, representing approximately 7.3% of the 11,061,350 Shares reported by the Company as outstanding at November 1, 1995. Such Shares were acquired by Parent in the transactions described in Schedule II.

     Except as described in this Offer to Purchase (including Schedules I and II hereto), none of the Purchaser, Parent or, to the best knowledge of the Purchaser and Parent, any of the persons listed in Schedule I hereto, or any associate or majority owned subsidiary of the Purchaser, Parent or any of the persons so listed, beneficially owns any equity security of the Company, and none of the Purchaser, Parent or, to the best knowledge of the Purchaser and Parent, any of the other persons referred to above, or any of the respective directors, executive officers or subsidiaries of any of the foregoing, has effected any transaction in any equity security of the Company during the past 60 days.

     Except as described in this Offer to Purchase, as of the date hereof (a) there have not been any contacts, transactions or negotiations between the Purchaser or Parent, any of their respective subsidiaries or, to the best knowledge of the Purchaser and Parent, any of the persons listed in Schedule I hereto, on the one hand, and the Company or any of its directors, officers or affiliates, on the other hand, that are required to be disclosed pursuant to the rules and regulations of the Commission and (b) none of the Purchaser, Parent or, to the best knowledge of the Purchaser and Parent, any of the persons listed in Schedule I hereto has any contract, arrangement, understanding or relationship, with any person with respect to any securities of the Company.

12.  PURPOSE OF THE OFFER; THE MERGER; PLANS FOR THE COMPANY

     Purpose. The purpose of the Offer and the Merger is to enable Parent to acquire control of, and the entire equity interest in, the Company. If the Offer is consummated, then, as soon as practicable thereafter, Parent will seek to consummate the Merger.

     Merger. The MBCA requires that unless otherwise provided by the Company's articles of incorporation, the plan of Merger for the Merger must be approved by the affirmative vote of the holders of at least a majority of the outstanding Shares. The Minimum Tender Condition requires that there shall have been validly tendered and not properly withdrawn prior to the Expiration Date that number of Shares which, together with the Shares owned by Parent, constitutes a majority of all outstanding Shares on a fully diluted basis on the date of purchase, without giving effect to any dilution that might arise from exercise of the Rights. Upon consummation of the Offer, assuming the Minimum Tender Condition, the Rights Condition, the Business Combination Condition and the Control Share Condition are satisfied and the other conditions to the Offer set forth in
Section 14 are satisfied or waived, the Purchaser and Parent will own sufficient Shares to approve the Merger without the vote of any other shareholder.

     Board Approval. Except in the case of a short form merger in accordance with the MBCA described below, the MBCA requires that the plan of merger for the Merger be adopted by the Company's Board of Directors. As described above, Parent has previously requested and continues to request that the Company's Board of Directors approve the Merger and believes that the Company's Board of Directors is obligated by its fiduciary responsibilities to do so. On March 13 and 14, 1996, notice was delivered to the Company nominating seven individuals for election as Company directors at the Company's annual meeting of shareholders scheduled for May 14, 1996. Parent intends to solicit proxies from shareholders for the purpose of electing the seven director candidates nominated by Parent, in order that the new Board of Directors would take all such actions necessary or appropriate (subject to such directors' fiduciary duties) to approve and effectuate the consummation of the Offer and the Merger, including taking action to execute an agreement and plan of merger and to satisfy the Rights Condition. If the seven director candidates nominated by Parent are not elected at the annual meeting and the conditions to the Offer are not otherwise satisfied, Parent will explore the other options available to it, including soliciting shareholder demands to call a special meeting of the Company's shareholders for the purpose of electing candidates nominated by Parent as directors of the Company, removing current directors, adopting resolutions of shareholders instructing the Board of Directors of the Company to approve the Offer and the Merger or taking other actions to enhance the likelihood that the Offer and the Merger will be consummated. Under the MBCA, upon application by holders of at least 10% of the Shares, for good cause shown, a Michigan circuit court may order a special meeting of the shareholders to be held.

     If all the conditions to the Offer are satisfied even though the Company's Board of Directors does not take the actions requested by the Purchaser to approve the Offer and the Merger, and if Parent is unsuccessful in seeking election of the seven director candidates nominated by Parent to the Company's Board of Directors at the upcoming annual meeting, then Parent and the Purchaser presently intend to request as soon as practicable following consummation of the Offer that some or all of the then-current members of the Board of

Directors resign and to cause nominees of Parent or the Purchaser to be elected to fill the resulting vacancies. Should such request be refused, Parent and the Purchaser intend to take such action as may be necessary and lawful to secure control of the Board of Directors of the Company. In the event the Purchaser obtains control of the Company's Board of Directors, the Purchaser would expect to seek approval of the Merger as soon as practicable thereafter, consistent with the fiduciary obligations of the Board.

     THIS OFFER TO PURCHASE DOES NOT CONSTITUTE A SOLICITATION OF A PROXY, CONSENT OR AUTHORIZATION FOR OR WITH RESPECT TO THE ANNUAL MEETING OR ANY SPECIAL MEETING OF THE COMPANY'S SHAREHOLDERS OR ANY ACTION IN LIEU THEREOF. ANY SUCH SOLICITATION WHICH PARENT OR THE PURCHASER MAY MAKE WILL BE MADE ONLY PURSUANT TO SEPARATE PROXY MATERIALS IN COMPLIANCE WITH THE REQUIREMENTS OF
SECTION 14(A) OF THE EXCHANGE ACT.

     Shareholder Approval. The MBCA requires that except with respect to a short form merger in accordance with the MBCA as described below, the Merger be approved by the affirmative vote of the holders of at least a majority of the outstanding Shares. The Minimum Tender Condition requires that there shall have been validly tendered and not properly withdrawn on or prior to the Expiration Date a number of Shares which, together with the Shares owned by Parent, constitutes at least a majority of the voting power (determined on a fully diluted basis) on the date of purchase of all securities entitled to vote generally in the election of directors or in a merger. Upon consummation of the Offer and assuming the Minimum Tender Condition is satisfied, the Purchaser will own sufficient Shares to enable it to obtain shareholder approval of the Merger without the vote of any other shareholder.

     Short Form Merger. Under the MBCA and subject to Chapters 7A and 7B of the MBCA, a parent corporation owning at least 90% of the outstanding shares of each class of a subsidiary corporation may merge the subsidiary corporation into itself without the approval of the shareholders of parent corporation or of the board of directors or shareholders of the subsidiary corporation. In the event that the Purchaser owns more than 90% of the Shares following the consummation of the Offer and assuming that Chapters 7A and 7B of the MBCA are inapplicable, the Purchaser may elect to consummate a short form merger in accordance with the MBCA. If the Purchaser does not own 90% or more of the Shares following consummation of the Offer, it may seek to purchase additional Shares in the open market or otherwise in order to reach 90% ownership of the Shares.

     Plans for the Company. Parent does not have any current plans to dispose of any businesses or other assets of the Company or to effect any changes in its operations, except that it will consider combining the Company's U.S. headquarters operations with the headquarters of Parent's Truck Components Operations. Parent plans to offer all of the Company's management the opportunity to continue in their current positions. If Parent acquires control of the Company, it intends to conduct a further review of the Company and its subsidiaries and their respective assets, businesses, corporate structure, capitalization, operations, properties, policies, management and personnel.

     Except as described in this Offer to Purchase, none of the Purchaser, Parent nor, to the best knowledge of the Purchaser and Parent, any of the persons listed on Schedule I, have any present plans or proposals that would relate to or result in an extraordinary corporate transaction such as a merger, reorganization or liquidation involving the Company or any of its subsidiaries or a sale or other transfer of a material amount of assets of the Company or any of its subsidiaries, any material change in the capitalization or dividend policy of the Company or any other material change in the Company's corporate structure or business or the composition of its Board of Directors or management.

     Dissenters' Rights. Parent and the Purchaser have been advised that, pursuant to Section 450.1762 of the MBCA, holders of Shares do not have dissenters' rights as a result of the Merger because such Shares would be converted into the right to receive in cash the price per Share paid by the Purchaser pursuant to the Offer.

     Going Private Transactions. The Commission has adopted Rule 13e-3 under the Exchange Act, which is applicable to certain "going private" transactions and which may under certain circumstances be applicable to the Merger. However, Rule 13e-3 would not be applicable to the Merger if (a) the Shares are deregistered under the Exchange Act prior to the Merger or (b) the Merger is consummated within one year after the purchase of the Shares pursuant to the Offer and the Merger provided for shareholders to receive cash for their Shares in an amount at least equal to the amount paid per Share in the Offer. However, in the event that the Purchaser is deemed to have acquired control of the Company pursuant to the Offer and if the Merger is consummated more than one year after completion of the Offer or an alternative acquisition transaction is effected whereby shareholders of the Company receive consideration less than that paid pursuant to the Offer, in either case at a time when the Shares are still registered under the Exchange Act, the Purchaser may be required to comply with Rule 13e-3 under the Exchange Act. If applicable, Rule 13e-3 requires, among other things, that certain financial information concerning the fairness of the proposed transaction and the consideration offered to minority shareholders in such transaction be filed with the Commission and disclosed to shareholders prior to the consummation of the transaction. The purchase of a substantial number of Shares pursuant to the Offer may result in the Company being able to terminate its Exchange Act registration. See Section 7.

     Other. The timing and details of the Merger will depend on a variety of factors and legal requirements, the action of the Company's Board of Directors and the number of Shares acquired by the Purchaser pursuant to the Offer and whether the Minimum Tender Condition, the Rights Condition, the Business Combination Condition and the Control Share Condition are satisfied or waived. Although the Purchaser has proposed the Merger to the Company and seeks to have the Company consummate the Merger as soon as practicable after consummation of the Offer, the Purchaser can give no assurance that the Merger will be consummated or as to the timing of the Merger if it is consummated. Although the Purchaser has proposed the Merger on the terms described above, it is possible that as a result of substantial delays in the Purchaser's ability to effect the Merger, information hereafter obtained by the Purchaser, changes in general economic or market conditions or in the business, operations or financial condition or prospects of the Company, any of the Minimum Tender Condition, the Rights Condition, the Business Combination Condition and/or the Control Share Condition not being satisfied or any factors which the Purchaser does not currently foresee, the Merger may not be so proposed, may be delayed or abandoned or may be proposed on different terms. Although it has no current intention to do so, the Purchaser expressly reserves the right to propose a merger on terms other than those described above and the right to withdraw any merger proposal.

     The Purchaser reserves the right to purchase, following consummation or termination of the Offer, additional Shares or Rights in the open market, in privately negotiated transactions, in another tender offer or exchange offer or otherwise. In addition, in the event that the Purchaser decides not to propose the Merger, to propose a merger on terms other than those described above or to withdraw any merger previously proposed, the Purchaser will evaluate its other alternatives. Such alternatives could include purchasing additional Shares or Rights in the open market, in privately negotiated transactions, in another tender offer or exchange offer or otherwise, or taking no further action to acquire additional Shares or Rights. Any additional purchases of Shares or Rights could be at a price greater or less than the price to be paid for Shares and Rights in the Offer and could be for cash or other consideration. Alternatively, the Purchaser and Parent may sell or otherwise dispose of any or all Shares or Rights acquired pursuant to the Offer or otherwise. Such transactions may be effected on terms and at prices then determined by the Purchaser and Parent, which may vary from the price paid for Shares and Rights in the Offer.

13.  DIVIDENDS AND DISTRIBUTIONS

     If, on or after March 18, 1996, the Company should (a) split, combine or otherwise change the Shares or its capitalization, (b) acquire or otherwise cause a reduction in the number of outstanding Shares or other securities or (c) issue or sell additional Shares (other than the issuance of Shares under options outstanding prior to March 15, 1996, in accordance with the terms of such options as publicly disclosed prior to March 18, 1996), shares of any other class of capital stock, other voting securities or any securities convertible into or exchangeable for, or rights, warrants or options, conditional or otherwise, to acquire, any of the foregoing, then, subject to the provisions of
Section 14, the Purchaser, in its sole discretion, may make such adjustments as it deems appropriate in the purchase price and other terms of the Offer, including, without limitation, the number or type of securities offered to be purchased, to reflect such action.

     If, on or after March 18, 1996, the Company should declare or pay any cash dividend on the Shares (other than regular quarterly cash dividends, not in excess of $0.04 per Share, having a customary and usual record and payment dates) or other distribution on the Shares, or issue with respect to the Shares any additional Shares, shares of any other class of capital stock, other voting securities or any securities convertible into, or rights, warrants or options, conditional or otherwise, to acquire, any of the foregoing, payable or distributable to shareholders of record on a date prior to the transfer of the Shares purchased pursuant to the Offer to the Purchaser or its nominee or transferee on the Company's stock transfer records, then, subject to the provisions of Section 14, (a) the purchase price pursuant to the Offer may, in the sole discretion of the Purchaser, be reduced by the amount of any such cash dividend or cash distribution and (b) the whole of any such noncash dividend, distribution or issuance to be received by the tendering shareholders will (i) be received and held by the tendering shareholders for the account of the Purchaser and will be required to be promptly remitted and transferred by each tendering shareholder to the Depositary for the account of the Purchaser, accompanied by appropriate documentation of transfer, or (ii) at the direction of the Purchaser, be exercised for the benefit of the Purchaser, in which case the proceeds of such exercise will promptly be remitted to the Purchaser. Pending such remittance and subject to applicable law, the Purchaser will be entitled to all rights and privileges as owner of any such noncash dividend, distribution, issuance or proceeds and may withhold the entire purchase price pursuant to the Offer or deduct from the purchase price pursuant to the Offer the amount or value thereof, as determined by the Purchaser, in its sole discretion.

14.  CERTAIN CONDITIONS OF THE OFFER

     Notwithstanding any other term or provision of the Offer, the Purchaser will not be required to accept for payment or, subject to any applicable rules and regulations of the Commission, including Rule 14e-1(c) under the Exchange Act (relating to the Purchaser's obligation to pay for or return Shares promptly after the termination or withdrawal of the Offer), to pay for any Shares or Rights not theretofore accepted for payment or paid for (and the Purchaser may postpone the acceptance for payment or, subject to the restriction set forth above, payment for any tendered Shares or Rights pursuant to the Offer, and may amend or terminate the Offer (whether or not any Shares or Rights have theretofore been accepted for payment or paid for)) (i) unless, in the sole judgment of the Purchaser, (a) the Minimum Tender Condition shall have been satisfied, (b) the Rights Condition shall have been satisfied, (c) the Business Combination Condition shall have been satisfied, (d) the Control Share Condition shall have been satisfied and (e) any waiting period under the HSR Act applicable to the purchase of Shares pursuant to the Offer shall have expired or been terminated; or (ii) if, at any time on or after March 18, 1996, and before the acceptance of such Shares or Rights for payment or the payment therefor, any of the following events or facts shall have occurred (or if such events or facts shall have occurred prior to March 18, 1996 but shall not have been publicly disclosed until after such date):

          (a) there shall be threatened, instituted or pending any action, proceeding, claim, application or counterclaim by any government or governmental, regulatory or administrative authority or agency, domestic, foreign or supranational (each, a "Governmental Entity"), or by any other person, domestic or foreign, before any court or Governmental Entity,
     (i)(A) challenging or seeking to make illegal, delay or otherwise directly or indirectly restrain or prohibit, or seeking to impose, in the sole judgment of the Purchaser, voting, procedural, price or other requirements, in addition to those required by Federal securities laws and the MBCA (each as in effect on the date of this Offer to Purchase) or making the acquisition of Shares pursuant to the Offer or to the Merger subject to Chapter 7A or Chapter 7B, in connection with the making of the Offer, the acceptance for payment of, or payment for, some of or all the Shares by the Purchaser, Parent or any other affiliate of Parent or the consummation by the Purchaser, Parent or any other affiliate of Parent of a merger or other similar business combination with the Company, (B) seeking to obtain material damages as a result thereof or (C) otherwise directly or indirectly relating to the transactions contemplated by the Offer or the Merger or any such other business combination, (ii) seeking to restrain, prohibit or limit the ownership or operation by the Purchaser, Parent or any other affiliate of Parent of all or any portion of the business or assets of the Company and its subsidiaries or of the Purchaser, Parent or any other affiliate of Parent or to compel the Purchaser, Parent or any other affiliate of Parent to dispose of or hold separate all or any portion of the business or assets of the Company or any of its subsidiaries or of the Purchaser, Parent or any other affiliate of Parent or seeking to impose any limitation on the ability of the Purchaser, Parent or any other affiliate of Parent to conduct such business or own such assets,
     (iii) seeking to impose or confirm limitations on the ability of the Purchaser, Parent or any other affiliate of Parent effectively to acquire or hold or exercise full rights of ownership of the Shares, including, without limitation, the right to vote any Shares acquired or owned by the Purchaser, Parent or any other affiliate of Parent on all matters properly presented to the Company's shareholders, or the right to vote any shares of capital stock of any subsidiary directly or indirectly owned by the Company, (iv) seeking to require divestiture by the Purchaser, Parent or any other affiliate of Parent of any Shares, (v) seeking, in the sole judgment of the Purchaser, any diminution in the benefits expected to be derived by the Purchaser, Parent or any other affiliate of Parent as a result of the transactions contemplated by the Offer or the Merger or other similar business combination with the Company, (vi) otherwise directly or indirectly relating to the Offer or which otherwise, in the sole judgment of the Purchaser, might adversely affect the Company or any of its subsidiaries or the Purchaser, Parent or any other affiliate of Parent or the value of the Shares or (vii) in the sole judgment of the Purchaser, adversely affecting the business, properties, assets, liabilities, capitalization, shareholders' equity, condition (financial or otherwise), operations, licenses or franchises, results of operations or prospects of the Company or any of its subsidiaries;

          (b) there shall be any action taken, or any statute, rule, regulation, legislation, interpretation, judgment, order or injunction proposed, enacted, enforced, promulgated, amended, issued or deemed applicable to (i) the Purchaser, Parent or any other affiliate of Parent or the Company or any of its subsidiaries or (ii) the Offer, the Merger or other similar business combination by the Purchaser, Parent or any other affiliate of Parent with the Company, by any government, legislative body or court, domestic, foreign or supranational, or Governmental Entity, other than the routine application of the waiting period provisions of the HSR Act to the Offer, that, in the sole judgment of the Purchaser, might, directly or indirectly, result in any of the consequences referred to in clauses (i) through (vii) of paragraph (a) above;

          (c) any change shall have occurred or been threatened (or any condition, event or development shall have occurred or been threatened involving a prospective change) in the business, properties, assets, liabilities, capitalization, shareholders' equity, condition (financial or otherwise), operations, licenses or franchises, results of operations or prospects of the Company or any of its subsidiaries or affiliates or in the general economic or financial market conditions in the United States, Brazil or elsewhere that, in the sole judgment of the Purchaser, is or may be materially adverse to the Company or any of its subsidiaries, or the Purchaser shall have become aware of any facts that, in the sole judgment of the Purchaser, have or may have material adverse significance with respect to either the value of the Company or any of its subsidiaries or the value of the Shares to the Purchaser, Parent or any other affiliate of Parent;

          (d) there shall have occurred or been threatened (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market in the United States, (ii) any extraordinary or material adverse change in the financial markets or major stock exchange indices in the United States, Brazil or elsewhere, including without limitation a decline of at least 15% in either the Dow Jones Average of Industrial Stocks or the Standard and Poor's 500 Index from that existing at the close of business on March 18, 1996, (iii) any change in the general political, market, economic or financial conditions in the United States, Brazil, or elsewhere that could, in the sole judgment of the Purchaser, have a material adverse effect upon the business, properties, assets, liabilities, capitalization, shareholders' equity, condition (financial or otherwise), operations, licenses or franchises, results of operations or prospects of the Company or any of its subsidiaries or the trading in, or value of, the Shares, (iv) any material change in United States or Brazilian currency exchange rates or any other currency exchange rates or a suspension of, or limitation on, the markets therefor, (v) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or Brazil,
     (vi) a commencement of a war or armed hostilities or other national or international calamity directly or indirectly involving the United States or Brazil or (vii) in the case of any of the foregoing situations described in clauses (i) through (vi) of this paragraph (d) existing at the time of the commencement of the Offer, a material acceleration or worsening thereof;

          (e) the Company or any of its subsidiaries shall have, directly or indirectly, (i) split, combined or otherwise changed, or authorized or proposed a split, combination or other change of, the Shares or its capitalization, (ii) acquired or otherwise caused a reduction in the number of, or authorized or proposed the acquisition or other reduction in the number of, outstanding Shares or other securities, other than a redemption of the Rights in accordance with the terms of the Rights Agreement as publicly disclosed to be in effect on March 15, 1996, (iii) issued, distributed or sold, or authorized, proposed or announced the issuance, distribution or sale of, additional Shares (other than the issuance of Shares under options outstanding prior to March 15, 1996, in accordance with the terms of such options as publicly disclosed prior to March 18,
     1996), shares of any other class of capital stock, other voting securities or any securities convertible into or exchangeable for, or rights, warrants or options to acquire, any of the foregoing, (iv) declared or paid, or proposed to declare or pay, any dividend or other distribution, whether payable in cash, securities or other property, on or with respect to any shares of capital stock of the Company (other than a distribution of the Rights Certificates or a redemption of the Rights in accordance with the Rights Agreement as publicly disclosed to be in effect on March 15, 1996 or regular quarterly cash dividends in the Shares of not more than $.04 per Share, having customary and usual record and payment dates), (v) altered or proposed to alter any material term of any outstanding security (including the Rights) other than to amend the Rights Agreement to make the Rights inapplicable to the Offer and the Merger, (vi) issued, distributed or sold, or authorized or proposed the issuance, distribution or sale of any debt securities or any securities convertible into or exchangeable for debt securities or any rights, warrants or options entitling the holder thereof to purchase or otherwise acquire any debt securities or incurred, or authorized or propsed the incurrence of, any debt other than in the ordinary course of business or any debt containing burdensome covenants,
     (vii) authorized, recommended, proposed, entered into or announced its intention to enter into an agreement with respect to, or to cause, any merger (other than the Merger), consolidation, liquidation, dissolution, business combination, acquisition of assets or securities, disposition of assets, release or relinquishment of any material contractual or other right of the Company or any of its subsidiaries or any comparable event not in the ordinary course of business, (viii) authorized, recommended, proposed or entered into, or announced its intention to authorize, recommend, propose or enter into, any agreement or arrangement with any person or group that in the sole judgment of the Purchaser could adversely affect either the value of the Company or any of its subsidiaries or the value of the Shares to the Purchaser, Parent or any other affiliate of Parent, (ix) amended or proposed, adopted or authorized any amendment to the Articles of Incorporation or By-laws of the Company or any of its subsidiaries or the Rights Agreement (other than any amendment which provides that the Rights are inapplicable to the Offer and the Merger), (x) entered into any employment, severance or similar agreement, arrangement or plan with or for the benefit of any of its employees or entered into or amended any agreements, arrangements or plans so as to provide for increased or accelerated benefits to the employees as a result of or in connection with the transactions contemplated by the Offer, the Merger or any other business combination or (xi) except as may be required by law, taken any action to terminate or amend any employee benefit plan (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended) of the Company or any of its subsidiaries;

          (f) the Purchaser shall become aware (i) that any material contractual right of the Company or any of its subsidiaries shall be impaired or otherwise adversely affected or that any material amount of indebtedness of the Company or any of its subsidiaries shall become accelerated or otherwise become due or become subject to acceleration prior to its stated due date, in any case with or without notice or the lapse of time or both, as a result of or in connection with the Offer or the consummation by the Purchaser, Parent or any other affiliate of Parent of the Merger or any other business combination involving the Company, (ii) of any covenant, term or condition in any of the instruments or agreements of the Company or any of its subsidiaries that, in the sole judgment of the Purchaser, is or may be (whether considered alone or in the aggregate with other such covenants, terms or conditions) materially adverse to either the value of the Company or any of its subsidiaries (including without limitation any event of default that may occur as a result of or in connection with the Offer, the consummation by the Purchaser or any of its affiliates of the Merger or any other business combination involving the Company) or the value of the Shares to the Purchaser, Parent or any other affiliate of Parent or the consummation by the Purchaser, Parent or any other affiliate of Parent of the Merger or any other business combination involving the Company, or (iii) that any report, document, instrument, financial statement or schedule of the Company filed with the Commission contained, when filed, an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading; or

          (g) a tender or exchange offer for any Shares shall have been made or publicly proposed to be made by any other person (including the Company or any of its subsidiaries or affiliates), or it shall have been publicly disclosed or the Purchaser shall have otherwise learned that (i) any person, entity (including the Company or any of its subsidiaries) or "group" (within the meaning of Section 13(d)(3) of the Exchange Act) shall have acquired or proposed to acquire beneficial ownership of more than 5% of any class or series of capital stock of the Company (including the Shares) or any of its subsidiaries, through the acquisition of stock, the formation of a group or otherwise, or shall have been granted any right, option or warrant, conditional or otherwise, to acquire beneficial ownership of more than 5% of any class or series of capital stock of the Company (including the Shares) or any of its subsidiaries, other than acquisitions of shares for bona fide arbitrage purposes only and other than as disclosed in a Schedule 13D or 13G on file with the Commission prior to March 18, 1996, (ii) any such person, entity or group which, prior to March 18, 1996, had filed such a Schedule with the Commission, shall have acquired or proposed to acquire (other than acquisitions of Shares for bona fide arbitrage purposes only), through the acquisition of stock, the formation of a group or otherwise, beneficial ownership of additional shares of any class or series of capital stock of the Company (including the Shares) or any of its subsidiaries constituting 2% or more of any such class or series, or shall have been granted any option, right or warrant, conditional or otherwise, to acquire beneficial ownership of shares of any class or series of capital stock of the Company (including the Shares) or any of its subsidiaries constituting 2% or more of any such class or series, (iii) any person or group shall have entered into a definitive agreement or an agreement in principle or made a proposal with respect to a tender offer or exchange offer or a merger, consolidation or other business combination with or involving the Company or any of its subsidiaries or
     (iv) any person shall have filed a Notification and Report Form under the HSR Act (or amended a prior filing to increase the applicable filing threshold set forth therein) or made a public announcement reflecting an intent to acquire the Company or any assets or subsidiaries of the Company; or

          (h) any approval, permit, authorization, favorable review or consent of any Governmental Entity (including those described or referred to in Section 15) shall not have been obtained on terms satisfactory to Purchaser in its sole discretion;

which, in the sole judgment of the Purchaser in any such case, and regardless of the circumstances (including any action or inaction by the Purchaser, Parent or any other affiliate of Parent) giving rise to any such condition, makes it inadvisable to proceed with the Offer and/or with such acceptance for payment or payment.

     The foregoing conditions are for the sole benefit of the Purchaser and Parent and may be asserted by the Purchaser regardless of the circumstances giving rise to any such condition or may be waived by the Purchaser in whole or in part at any time and from time to time in its sole discretion. The failure by the Purchaser at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances and each such right will be deemed an ongoing right that may be asserted at any time and from time to time. Any determination by the Purchaser concerning the events described in this Section 14 will be final and binding upon all parties including tendering shareholders.

15. CERTAIN LEGAL MATTERS

     Except as described in this Section 15, based on a review of publicly available filings made by the Company with the Commission and other publicly available information concerning the Company, neither the Purchaser nor Parent is aware of any license or regulatory permit that appears to be material to the business of the Company and its subsidiaries, taken as a whole, that might be adversely affected by the Purchaser's acquisition of Shares (and the indirect acquisition of the stock of the Company's subsidiaries) as contemplated herein or of any approval or other action by any Governmental Entity that would be required or desirable for the acquisition or ownership of Shares by the Purchaser as contemplated herein. Should any such approval or other action be required or desirable, the Purchaser and Parent currently contemplate that such approval or other action will be sought. While, except as otherwise expressly described in this Section 15, the Purchaser does not presently intend to delay the acceptance for payment of or payment for Shares tendered pursuant to the Offer pending the outcome of any such matter, there can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that failure to obtain any such approval or other action might not result in consequences adverse to the Company's business or that certain parts of the Company's business might not have to be disposed of if such approvals were not obtained or such other actions were not taken or in order to obtain any such approval or other action. If certain types of adverse action are taken with respect to the matters discussed below, the Purchaser could decline to accept for payment or pay for any Shares tendered. See Section 14 for certain conditions to the Offer.

     STATE TAKEOVER LAWS. A number of states throughout the United States have enacted takeover statutes that purport, in varying degrees, to be applicable to attempts to acquire securities of corporations that are incorporated or have assets, shareholders, executive offices or places of business in such states. In Edgar v. MITE Corp., the Supreme Court of the United States held that the Illinois Business Takeover Act, which involved state securities laws that made the takeover of certain corporations more difficult, imposed a substantial burden on interstate commerce and therefore was unconstitutional. In CTS Corp.
v. Dynamics Corp. of America, however, the Supreme Court of the United States held that a state may, as a matter of corporate law and, in particular, those laws concerning corporate governance, constitutionally disqualify a potential acquiror from voting on the affairs of a target corporation without prior approval of the remaining shareholders, provided that such laws were applicable only under certain conditions.

     The Purchaser has not attempted to comply with any state takeover statutes in connection with the Offer. The Purchaser reserves the right to challenge the validity or applicability of any state law allegedly applicable to the Offer or the Merger and nothing in this Offer to Purchase nor any action taken in connection herewith is intended as a waiver of that right. In the event that any state takeover statute is found applicable to the Offer or the Merger, the Purchaser might be unable to accept for payment or pay for Shares tendered pursuant to the Offer or be delayed in continuing or consummating the Offer. In such case, the Purchaser may not be obligated to accept for payment or pay for any Shares tendered. See Section 14.

     CHAPTER 7A OF THE MBCA. Chapter 7A, in general, provides that in order for a Michigan corporation to enter into a "Business Combination" (defined as a variety of transactions, including mergers) with an "Interested Shareholder" (defined, in general, as a person that is the beneficial owner of 10% or more of a corporation's outstanding voting power) there must be an advisory statement from the board of directors and the Business Combination must be approved by a vote of (i) at least 90% of the votes of each class of stock entitled to be cast and (ii) at least two-thirds of the votes to be cast by each class of stock entitled to vote (other than the voting shares beneficially owned by the Interested Shareholder) (the "Chapter 7A Voting Requirements"). The Chapter 7A Voting Requirements will not apply to a Business Combination if, among other things, prior to the date any person becomes an Interested Shareholder, the board of directors of the corporation approves the Business Combination (either specifically, generally, or by type).

     The Chapter 7A Voting Requirements do not apply to any Business Combination of a corporation, such as the Company, which had an Interested Shareholder on the effective date of the chapter, whether or not such Business Combination is with such Interested Shareholder. The board of directors of any such corporation may, however, elect, in whole or in part, to subject a Business Combination to the Chapter 7A Voting Requirements. Any such election can be altered or repealed only by an amendment to the corporation's articles of incorporation adopted by the shareholders in accordance with the Chapter 7A Voting Requirements.

     In addition, the Chapter 7A Voting Requirements will not apply to a Business Combination if five years have passed from the date the Interested Shareholder became such, and if, among other things, certain fair price tests are satisfied and the consideration received by the shareholders in connection with such Business Combination is either cash or in the form paid by the Interested Shareholder for shares of the same class or series of stock.

     The foregoing summary of Chapter 7A does not purport to be complete and is qualified in its entirety by reference to the provisions of Chapter 7A.

     PURSUANT TO THE BUSINESS COMBINATION CONDITION, THE OFFER IS CONDITIONED UPON THE PURCHASER BEING SATISFIED, IN ITS SOLE DISCRETION, THAT THE PROVISIONS OF CHAPTER 7A ARE INAPPLICABLE TO THE MERGER AND THE ACQUISITION OF SHARES PURSUANT TO THE OFFER, OR THE MERGER HAVING BEEN APPROVED PURSUANT TO CHAPTER 7A.

     Parent has commenced litigation against the Company and its directors in the United States District Court for the Eastern District of Michigan, Southern Division, seeking, among other things, an order that any action by the Board of Directors of the Company to cause the Company to become subject to Chapter 7A would constitute a breach of fiduciary duty to the Company's shareholders and an injunction against enforcing Chapter 7A.

     CHAPTER 7B OF THE MBCA. Chapter 7B of the MBCA provides, in general, that shares of an Issuing Public Corporation (which is defined as any corporation organized under the laws of Michigan which has (a) at least 100 shareholders of record; (b) its principal place of business, principal office or substantial assets in Michigan; and (c) at least one of the following: (1) more than 10% of its shareholders resident in Michigan, (2) more than 10% of its shares owned of record by Michigan residents, or (3) at least 10,000 shareholders resident in Michigan) acquired in a Control Share Acquisition will have only such voting rights as are conferred by resolution approved by both (x) a majority of the votes cast by holders of shares entitled to vote and a majority of the votes cast by holders of shares of each class or series entitled to vote, and (y) a majority of the votes cast by holders of shares entitled to vote and a majority of the votes cast by the holders of shares of each class or series entitled to vote, excluding the "Interested Shares." Further, a corporation's articles of incorporation or by-laws may authorize, under certain circumstances, redemption at fair value of the Control Shares acquired in a Control Share Acquisition if no Acquiring Person Statement is filed with the corporation. The corporation may, before any such control share acquisition, elect not to be governed by this chapter by adopting an amendment to the corporation's articles of incorporation or by-laws.

     "Control Share Acquisition" means, in general, the acquisition (other than pursuant to a merger or share exchange agreement to which the Issuing Public Corporation is a party), directly or indirectly, by any person of ownership of or the power to direct the voting with respect to, issued and outstanding "Control Shares" of an Issuing Public Corporation, and all acquisitions of shares or the power to direct the voting of shares within a 90-day period are considered to be the same acquisition. "Control Shares" are shares which (but for the provisions of the statute) would have voting rights and which, when added to all other shares of such Issuing Public Corporation owned by such person or in respect of which that person may direct the voting, would entitle such person, upon acquisition of such shares, to vote or direct the voting of shares of such Issuing Public Corporation having voting power in the election of directors within any of the following ranges of such voting power: (i) one-fifth or more but less than one-third of all voting power; (ii) one-third or more but less than a majority of all voting power; or (iii) a majority or more of all voting power.

     "Interested Shares" means shares of an Issuing Public Corporation that are entitled to vote upon the grant of voting rights to Control Shares and the voting power of which are held by any acquiring person or member of a group with respect to ownership of shares in a Control Share Acquisition, any officer of the Issuing Public Corporation or any employee of the Issuing Public Corporation who is also a director of such corporation.

     Any person who proposes to make or has made a Control Share Acquisition may at the person's election deliver a statement (an "Acquiring Person Statement") to the Issuing Public Corporation setting forth specified information. If the Acquiring Person Statement is delivered prior to or after the Control Share Acquisition, such statement is to include, among other information, the identity of the acquiring person and each other member of the group of which the person is a part, the number of shares of the Issuing Public Corporation owned, directly or indirectly and the number of shares not owned by such person, but with respect to which such person has the power, directly or indirectly, to direct the exercise of voting power and the range of voting power under which the Control Share Acquisition falls or, if consummated, would fall. If the Acquiring Person Statement is delivered prior to the Control Share Acquisition it is also to include, among other information, a description of the terms of the proposed Control Share Acquisition together with a statement that the proposed Control Share Acquisition, if consummated, will not be contrary to law and a statement as to the financial capacity to consummate the proposed Control Share Acquisition.

     If the acquiring person requests at the time of delivery of an Acquiring Person Statement and agrees to pay the corporation's expenses of a special meeting, within 10 days thereafter, the board of directors of the Issuing Public Corporation is to call a special meeting of shareholders of the Issuing Public Corporation for the purpose of considering the voting rights to be accorded to shares acquired or to be acquired in the Control Share Acquisition. Such special meeting must be held within 50 days after (unless the acquiring person agrees to another date), but not sooner than 30 days after (unless the acquiring person requests otherwise), the request has been received. If no request is made, the voting rights to be accorded the shares acquired in the Control Share Acquisition shall be presented to the next special or annual meeting of the shareholders.

     The foregoing summary of Chapter 7B does not purport to be complete and is qualified in its entirety by reference to the provisions of Chapter 7B.

     The Purchaser and Parent do not believe that the Company is an Issuing Public Corporation since neither its principal place of business or its principal office nor, based on the Company's publicly available information, are substantial assets located in Michigan. Further, the Company may not satisfy the eligibility requirements of Chapter 7B relating to share ownership by Michigan residents; the Purchaser does not as of the date hereof have information sufficient to determine whether such eligibility requirements would be satisfied.

     PURSUANT TO THE CONTROL SHARE CONDITION, THE OFFER IS CONDITIONED UPON THE PURCHASER BEING SATISFIED, IN ITS SOLE DISCRETION, THAT THE PROVISIONS OF CHAPTER 7B ARE INAPPLICABLE TO THE ACQUISITION OF SHARES PURSUANT TO THE OFFER.

     Parent has commenced litigation against the Company and its directors in the United States District Court for the Eastern District of Michigan, Southern Division seeking, among other things, an order that Chapter 7B does not apply to the Company or that its application to the Company would be unconstitutional, and seeking an injunction against enforcing Chapter 7B.

     ANTITRUST. Under the provisions of the HSR Act applicable to the Offer, the acquisition of Shares under the Offer may be consummated following the expiration of a 15-calendar day waiting period following the filing by Parent of a Notification and Report Form with respect to the Offer, unless Parent receives a request for additional information or documentary material from the Antitrust Division or the FTC or unless early termination of the waiting period is granted. If, within the initial 15-day waiting period, either the Antitrust Division or the FTC requests additional information or material from Parent concerning the Offer, the waiting period will be extended and would expire at 11:59 p.m., New York City time, on the tenth calendar day after the date of substantial compliance by Parent with such request. Only one extension of the waiting period pursuant to a request for additional information is authorized by the HSR Act. Thereafter, such waiting period may be extended only by court order or with the consent of Parent. In practice, complying with a request for additional information or material can take a significant amount of time.

     BRAZILIAN REGULATIONS. The Company 1994 10-K indicates that the Company and its subsidiaries conduct business in Brazil where regulatory filings or approvals may be required or desirable in connection with the consummation of the Offer. Certain of such filings or approvals, if required or desirable, may not be made or obtained prior to the expiration of the Offer. After commencement of the Offer, the Purchaser will seek further information regarding the applicability of any such laws and currently intends to take such action as may be requir ed or desirable. If any government or governmental authority or agency takes any action prior to the completion of the Offer that, in the sole judgment of the Purchaser, might have certain adverse effects, the Purchaser will not be obligated to accept for payment or pay for any Shares tendered. See Section 14.

16. FEES AND EXPENSES

     Smith Barney is acting as dealer manager in connection with the Offer and as Parent's financial advisor in connection with the proposed acquisition of the Company. Parent has agreed to pay Smith Barney a retainer fee of $150,000 (the "Retainer Fee"), and an additional fee (the "Transaction Fee") payable upon consummation of an acquisition transaction between the Company and Parent, including without limitation consummation of the Offer. The Retainer Fee will be credited against the Transaction Fee. The terms of Smith Barney's engagement provide for certain expense reimbursement and the indemnification of Smith Barney and certain related persons and entities against certain liabilities in connection with its engagement, including certain liabilities under the federal securities laws. Smith Barney may from time to time render various financial advisory and investment banking services to Parent and its affiliates for which it would be paid customary fees.

     In the ordinary course of business, Smith Barney and its affiliates may actively trade the securities of Parent and the Company for their own account and for the account of customers and accordingly may, at any time, hold long or short positions in such securities.

     The Purchaser and Parent have retained Georgeson & Company Inc. to act as the Information Agent and Chemical Mellon Shareholder Services, L.L.C. to serve as the Depositary in connection with the Offer. The Information Agent and the Depositary each will receive reasonable and customary compensation for their services, be reimbursed for certain reasonable out-of-pocket expenses and be indemnified against certain liabilities and expenses in connection therewith, including certain liabilities and expenses under the Federal securities laws.

     Neither the Purchaser nor Parent will pay any fees or commissions to any broker or dealer or other person (other than the Dealer Manager and the Information Agent) in connection with the solicitation of tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies will be reimbursed by the Purchaser upon request for customary mailing and handling expenses incurred by them in forwarding material to their customers.

17. MISCELLANEOUS

     The Offer is being made solely by this Offer to Purchase and related Letter of Transmittal and is being made to all holders of Shares. The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. Neither the Purchaser nor Parent is aware of any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. To the extent the Purchaser or Parent becomes aware of any state law that would limit the class of offerees in the Offer, the Purchaser will make a good faith effort to comply with any such state statute. If after such good faith effort, the Purchaser cannot comply with such state statute, the Offer will not be made to nor will tenders be accepted from or on behalf of the holders of Shares in such state. In any jurisdiction the securities, blue sky or other laws of which require the Offer to be made by a licensed broker or dealer, the Offer is being made on behalf of the Purchaser by the Dealer Manager or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION ON BEHALF OF THE PURCHASER OR PARENT NOT CONTAINED HEREIN OR IN THE LETTER OF TRANSMITTAL AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

     The Purchaser and Parent have filed with the Commission the Tender Offer Statement on Schedule 14D-1 pursuant to Rule 14d-3 under the Exchange Act, together with exhibits, furnishing certain additional information with respect to the Offer, and may file amendments thereto. Such Schedule 14D-1 and any amendments thereto, including exhibits, should be available for inspection and copies should be obtainable in the manner set forth in Section 8 from the offices of the Commission (except that such material will not be available at the regional offices of the Commission).

                                          EATON ACQUISITION CORPORATION

March 19, 1996

                                                                      SCHEDULE I

                   DIRECTORS AND EXECUTIVE OFFICERS OF PARENT

     The name, business address, present principal occupation or employment and five-year employment history of each of the directors and executive officers of Parent are set forth below. Unless otherwise indicated, the business address of each such director and each such executive officer is Eaton Center, 1111 Superior Avenue, Cleveland, Ohio 44114. Unless otherwise indicated below, each occupation set forth opposite an individual's name refers to employment with Parent. Unless otherwise indicated below, all directors and executive officers listed below are citizens of the United States.

                                   DIRECTORS

                                             POSITION WITH PARENT; BUSINESS ADDRESS;
                                               PRINCIPAL OCCUPATION OR EMPLOYMENT;
                                                    5-YEAR EMPLOYMENT HISTORY
                                     --------------------------------------------------------
NEIL A. ARMSTRONG                    DIRECTOR SINCE 1981. Former Chairman of Computing
                                     Technologies for Aviation, Inc., a computer systems
                                     company, a position he held from 1982 until 1992. He is
                                     a director of Cincinnati Milacron, Inc., Cinergy Corp.,
                                     RMI Titanium Co., Thiokol Corporation and USX
                                     Corporation.
ERNIE GREEN                          DIRECTOR SINCE 1995. Founder, President and Chief
                                     Executive Officer of EGI, Inc., a manufacturer of
                                     automotive components. The business address of EGI, Inc.
                                     is 1785 Big Hill Road, Dayton, Ohio 45439. He is also
                                     President of Florida Production Engineering, Inc., a
                                     subsidiary of EGI. He is a director of Acordia, Inc.,
                                     Bank One, Dayton, N.A., DP&L Inc. and Duriron Company,
                                     Inc.
A. WILLIAM REYNOLDS                  DIRECTOR SINCE 1987. Chief Executive Officer of Old Mill
                                     Group, a private investment firm. The business address
                                     of Old Mill Group is 1696 Georgetown Road, Unit E,
                                     Hudson, Ohio 44236. Former Chairman of GenCorp Inc., a
                                     technology-based company with positions in aerospace,
                                     automotive and polymer products. Mr. Reynolds'
                                     association with GenCorp began in September, 1984, as
                                     President and Chief Operating Officer. He was Chief
                                     Executive Officer from August, 1985 to July, 1994 and
                                     served as Chairman from January, 1987 through March,
                                     1995. Mr. Reynolds is a director of Boise Cascade
                                     Corporation, Boise Cascade Office Products Corp. and
                                     Stant Corp. and Chairman of the Federal Reserve Bank of
                                     Cleveland.
CHARLES E. HUGEL                     DIRECTOR SINCE 1978. Former Chairman and Chief Executive
                                     Officer of Combustion Engineering, Inc., a provider of
                                     products and services for the power, process,
                                     automation, environmental control and other markets. Mr.
                                     Hugel became President and Chief Executive Officer of
                                     Combustion Engineering, Inc., in April, 1984 and
                                     Chairman and Chief Executive Officer in July, 1988. He
                                     was Chairman of Asea Brown Boveri Inc. from January,
                                     1990 to February, 1991 and, until his retirement in
                                     December, 1991, was advisor to the Chief Executive
                                     Officer. Mr. Hugel is a director of Pitney Bowes Inc.
JOHN R. MILLER                       DIRECTOR SINCE 1985. President and Chief Executive
                                     Officer of TBN Holdings Inc., an environmental company
                                     engaged primarily in the resource recovery and recycling
                                     business. The business address of TBN Holdings Inc. is
                                     Lander Center, Suite 110, 3550 Lander Road, Pepper Pike,
                                     Ohio 44124. He was President, Chief Operating Officer
                                     and a director of The Standard Oil Company from August,
                                     1980 through March, 1986. Mr. Miller formerly served as
                                     Chairman of the Federal Reserve Bank of Cleveland and is
                                     a director of American Waste Services, Inc.

                                             POSITION WITH PARENT; BUSINESS ADDRESS;
                                               PRINCIPAL OCCUPATION OR EMPLOYMENT;
                                                    5-YEAR EMPLOYMENT HISTORY
                                     --------------------------------------------------------
FURMAN C. MOSELEY                    DIRECTOR SINCE 1975. Chairman of Sasquatch Publishing
                                     Company. The business address of Sasquatch Publishing
                                     Company is c/o Simpson Investment Company, 1201 Third
                                     Avenue, Suite 4900, Seattle, Washington 98101. Former
                                     president of Simpson Investment Company, holding company
                                     for Simpson Paper Company and Simpson Timber Company. He
                                     was Chairman of Simpson Paper from 1969 to January, 1995
                                     and retired as President of Simpson Investment Company
                                     in July, 1995. Mr. Moseley is a director of
                                     Owens-Corning Fiberglas Corporation.
VICTOR A. PELSON                     DIRECTOR SINCE 1994. Executive Vice President of AT&T
                                     and Chairman of AT&T's Global Operations Team. The
                                     business address of AT&T is 295 North Maple Avenue,
                                     Basking Ridge, New Jersey 07920. Mr. Pelson began his
                                     career with AT&T in 1959 and has served in many
                                     executive positions, most recently as Group Executive
                                     and President responsible for AT&T's Communications
                                     Services Group. He is a director of AT&T, as well as a
                                     member of its Management Executive Committee, and a
                                     director of United Parcel Service. Mr. Pelson will
                                     retire from AT&T at the end of March, 1996.
ALEXANDER M. CUTLER                  DIRECTOR SINCE 1993. President and Chief Operating
                                     Officer of Parent. Mr. Cutler joined Cutler-Hammer, Inc.
                                     in 1975, which was subsequently acquired by Parent, and
                                     became President of Parent's Industrial Group in 1986.
                                     Mr. Cutler was named President of the Controls Group in
                                     1989, Executive Vice President -- Operations in 1991,
                                     and was elected Executive Vice President and Chief
                                     Operating Officer -- Controls in September, 1993 and
                                     assumed his current position in September, 1995.
PHYLLIS B. DAVIS                     DIRECTOR SINCE 1991. Former Senior Vice President,
                                     Corporate Affairs of Avon Products, Inc., a manufacturer
                                     and marketer of cosmetics, toiletries and jewelry. Mrs.
                                     Davis joined Avon in 1968, advanced to Group Vice
                                     President (U.S.) in 1977 and was head of its sales and
                                     distribution from 1985 to 1988. She became Corporate
                                     Senior Vice President of Business Development in 1989
                                     and served as Senior Vice President, Corporate Affairs
                                     from 1990 until her retirement in September, 1991. Mrs.
                                     Davis is a director of BellSouth Corporation and The TJX
                                     Companies, Inc., and a trustee of various open-end
                                     mutual funds in the Fidelity Group.
STEPHEN R. HARDIS                    DIRECTOR SINCE 1983. Chairman and Chief Executive
                                     Officer of Parent. Mr. Hardis served as Executive Vice
                                     President -- Finance and Administration prior to April,
                                     1986, was elected Vice Chairman in 1986 and designated
                                     Chief Financial and Administrative Officer, and became
                                     Chief Executive Officer in September, 1995 and Chairman
                                     in January, 1996. He joined Parent in 1979. Mr. Hardis
                                     is a director of First Union Real Estate Investments
                                     Trust, KeyCorp, Nordson Corporation and Progressive
                                     Corporation.
GARY L. TOOKER                       DIRECTOR SINCE 1992. Vice Chairman and Chief Executive
                                     Officer of Motorola, Inc., a manufacturer of electronics
                                     equipment. The business address of Motorola, Inc. is
                                     1303 East Algonquin Road, Schaumburg, Illinois 60196.
                                     Mr. Tooker joined Motorola in 1962 and advanced to the
                                     position of Senior Executive Vice President and Chief
                                     Corporate Staff Officer in 1986. He became Chief
                                     Operating Officer in 1988, President in 1990 and Vice
                                     Chairman and Chief Executive Officer in December, 1993.

                                     EXECUTIVE OFFICERS
Stephen R. Hardis                    Chairman (January 1, 1996) and Chief Executive Officer
                                     (September 1, 1995); Director.
Alexander M. Cutler                  President and Chief Operating Officer (September 1,
                                     1995); Director.
Gerald L. Gherlein                   Executive Vice President and General Counsel (September
                                     4, 1991).
Brian R. Bachman                     Senior Vice President -- Semiconductor and Specialty
                                     Systems (January 1, 1996).
Joseph L. Becherer                   Senior Vice President -- Cutler-Hammer (September 1,
                                     1995). The business address of Mr. Becherer is Five
                                     Parkway Center, 875 Greentree Road, Pittsburgh, PA
                                     15220.
Robert J. McCloskey                  Senior Vice President -- Controls and Hydraulics
                                     (September 1, 1995).
Thomas W. O'Boyle                    Senior Vice President -- Truck Components (September 1,
                                     1995).
Larry M. Oman                        Senior Vice President -- Automotive Components
                                     (September 1, 1995). The business address of Mr. Oman is
                                     26101 Northwestern Highway, Southfield, Michigan 48076.
John M. Carmont                      Vice President and Treasurer (December 1, 1981).
                                     (Citizen of the United Kingdom.)
Susan J. Cook                        Vice President -- Human Resources (January 16, 1995).
Adrian T. Dillon                     Vice President -- Chief Financial and Planning Officer
                                     (September 1, 1995).
Patrick X. Donovan                   Vice President -- International (April 27, 1988).
Earl R. Franklin                     Secretary and Associate General Counsel (September 1,
                                     1991).
John W. Hushen                       Vice President -- Corporate Affairs (August 1, 1991).
Stanley V. Jaskolski                 Vice President -- Technical Management (October 1,
                                     1990).
Ronald L. Leach                      Vice President -- Accounting (December 1, 1981).
William T. Muir                      Vice President -- Manufacturing Technologies (April 1,
                                     1989).
Derek R. Mumford                     Vice President -- Information Technologies (April 1,
                                     1992). (Citizen of the United Kingdom.)
Billie K. Rawot                      Vice President and Controller (March 1, 1991).

               DIRECTORS AND EXECUTIVE OFFICERS OF THE PURCHASER

     The name, business address, present principal occupation or employment and five-year employment history of each of the directors and executive officers of the Purchaser are set forth below. Unless otherwise indicated, the business address of each such director and each such executive officer is Eaton Center, 1111 Superior Avenue, Cleveland, Ohio 44114. Unless otherwise indicated below, each occupation set forth opposite an individual's name refers to employment with the Purchaser. Unless otherwise indicated, all directors and executive officers listed below are citizens of the United States.

                                    DIRECTOR

                                          POSITION WITH THE PURCHASER; BUSINESS ADDRESS;
                                               PRINCIPAL OCCUPATION OR EMPLOYMENT;
                                                    5-YEAR EMPLOYMENT HISTORY
                                     --------------------------------------------------------
EARL R. FRANKLIN                     DIRECTOR SINCE 1996. Vice President and Secretary since
                                     March 14, 1996. He is also Secretary and Associate
                                     General Counsel of Parent (since September 1, 1991).

                               EXECUTIVE OFFICERS

                                          POSITION WITH THE PURCHASER; BUSINESS ADDRESS;
                                               PRINCIPAL OCCUPATION OR EMPLOYMENT;
                                                    5-YEAR EMPLOYMENT HISTORY
                                     --------------------------------------------------------
Thomas W. O'Boyle                    President and Assistant Secretary (March 14, 1996). He
                                     is also Senior Vice President -- Truck Components of
                                     Parent (since September 1, 1995). Mr. O'Boyle served as
                                     Vice President -- Truck Components, North America of
                                     Parent from January, 1991 to September, 1991 and Vice
                                     President -- Truck Components Operations/Worldwide of
                                     Parent from September, 1991 to September 1, 1995.
John M. Carmont                      Vice President -- Finance, Assistant Secretary and
                                     Treasurer (March 14, 1996). He is also Vice President
                                     and Treasurer of Parent (since December 1, 1981).
                                     (Citizen of the United Kingdom.)
Earl R. Franklin                     Vice President and Secretary (March 14, 1996). He is
                                     also Secretary and Associate General Counsel of Parent
                                     (since September 1, 1991). Director.

                                                                     SCHEDULE II

                           PARENT PURCHASES OF SHARES
              (ALL PURCHASES WERE MADE FOR CASH ON THE OPEN MARKET
                        ON THE NEW YORK STOCK EXCHANGE)

                         NUMBER OF          PRICE PER
      DATE                 SHARES             SHARE
-----------------        ----------         ----------
February 5, 1996           200,000            $7.25
March 5, 1996               20,000            $7.25
March 6, 1996                  100            $7.25
March 6, 1996               49,900            $7.375
March 7, 1996               31,400            $7.375
March 7, 1996               18,600            $7.25
March 7, 1996               95,500            $7.125
March 7, 1996               34,500            $7.00
March 8, 1996               37,800            $6.875
March 8, 1996               16,000            $7.00
March 8, 1996               10,000            $7.125
March 8, 1996              165,900            $7.25
March 8, 1996                  100            $7.25
March 11, 1996              50,000            $7.125
March 12, 1996              53,200            $7.25
March 12, 1996               2,500            $7.125
March 12, 1996              11,500            $7.375
March 13, 1996               8,000            $7.50
                         ----------
TOTAL                      805,000
                         ===========

     Manually signed facsimile copies of the Letter of Transmittal will be accepted. The Letter of Transmittal, certificates for Shares and any other required documents should be sent or delivered by each shareholder of the Company or such shareholder's broker, dealer, bank, trust company or other nominee to the Depositary at one of its addresses set forth below.

                        The Depositary for the Offer is:

                  CHEMICAL MELLON SHAREHOLDER SERVICES, L.L.C.

           By Mail:                By Overnight Delivery:                By Hand:
         P.O. Box 798                85 Challenger Road         120 Broadway -- 13th Floor
        Midtown Station           Ridgefield Park, NJ 07660         New York, NY 10271
      New York, NY 10018          Attention: Reorganization      Attention: Reorganization
   Attention: Reorganization             Department                     Department
           Department

                            Facsimile Transmission:
                                 (201) 296-4293
                        (For Eligible Institutions Only)

                    Confirmation of Facsimile Transmission:
                                 (201) 296-4209

     Questions and requests for assistance or for additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be directed to the Information Agent or the Dealer Manager at their respective telephone numbers and locations listed below. You may also contact your broker, dealer, bank, trust company or other nominee for assistance concerning the Offer.

                    The Information Agent for the Offer is:

                       [GEORGESON & COMPANY INC. LOGO]

                               Wall Street Plaza
                                 88 Pine Street
                            New York, New York 10005
                 Banks and Brokers Call Collect: (212) 440-9800

                   ALL OTHERS CALL TOLL-FREE: (800) 223-2064

                      The Dealer Manager for the Offer is:
                               SMITH BARNEY INC.
                              388 Greenwich Street
                            New York, New York 10013
                         (212) 816-8530 (Call Collect)